++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ The information in this prospectus supplement is not complete and may be + + changed. This prospectus supplement and the accompanying prospectus shall + + not constitute an offer to sell or the solicitation of an offer to buy these + + securities in any jurisdiction where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                                               Filing Pursuant to Rule 424(b)(5)
                                               Registration No. 333-57508

                   Subject to Completion, dated April 1, 2003

           Prospectus Supplement to Prospectus dated October 30, 2001

[LOGO]                          3,000,000 Shares



                           WEINGARTEN REALTY INVESTORS

                                Depositary Shares
                      Each Representing 1/30 of a Share of
              ___% Series D Cumulative Redeemable Preferred Shares
       (Liquidation Preference Equivalent to $25.00 Per Depositary Share)

                                 ---------------

     Each of the depositary shares offered hereby represents a 1/30 fractional interest in a share of our ____% Series D Cumulative Redeemable Preferred Shares, par value $.03 per share, deposited with ___________________ as depositary. Each depositary share entitles the holder to a proportionate share of all rights and preferences of the Series D Preferred Shares (including dividend, voting and liquidation rights and preferences). The liquidation preference of each Series D Preferred Share is $750 (equivalent to $25 per depositary share), plus an amount equal to accumulated and unpaid dividends.

     The Series D Preferred Shares and the depositary shares will not be redeemable before ___________, 2008. Beginning ____________, 2008, we may redeem Series D Preferred Shares at $750 per share (equivalent to $25 per depositary share) plus accumulated and unpaid dividends. Dividends on the Series D Preferred Shares will be cumulative from the date of issuance and are payable quarterly, starting _____________, 2003.

                                 ---------------

     We intend to apply to have the depositary shares listed on the New York Stock Exchange under the symbol "WRI_pd." If this application is approved, trading of the depositary shares on the New York Stock Exchange is expected to begin within 30 days following initial delivery of the depositary shares.

     To preserve our status as a real estate investment trust for federal income tax purposes, we impose certain restrictions on ownership of our common and preferred shares. See "Description of Capital Shares--Restrictions on Ownership" in the accompanying prospectus.

                                ---------------

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

                                 ---------------


                                                                             Underwriting
                                                                            Discounts and          Proceeds to Us
                                                      Price to Public      Commissions/(1)/       (before expenses)
                                                      ---------------      ----------------       -----------------
       Per Depositary Share ....................      $         25.00      $                      $
       Total ...................................      $    75,000,000      $                      $

       ---------
       (1) See "Underwriting" on page S-8.

The underwriters expect to deliver the depositary shares to purchasers on or about _________________, 2003.

Wachovia Securities
                  Goldman, Sachs & Co.
                                     Legg Mason Wood Walker
                                          Incorporated
                                                         McDonald Investments Inc.
                                                                                 Salomon Smith Barney

                   Prospectus Supplement dated ________, 2003.

                                   THE COMPANY

     We are a real estate investment trust based in Houston, Texas. We develop, acquire and own anchored neighborhood community shopping centers. To a lesser degree, we develop, acquire and own industrial real estate. We have engaged in these activities since 1948.

     As of February 28, 2003, we owned or had an equity interest in operating properties consisting of approximately 39.0 million square feet of building area. These properties consist of 247 shopping centers generally in the 100,000 to 400,000 square foot range, 58 industrial projects and one office building. Our properties are located in Texas (176 properties) and the following states:
Louisiana (17), Arizona (14), Nevada (10), Arkansas (6), New Mexico (6), Oklahoma (4), Tennessee (8), Kansas (5), Colorado (9), Florida (13), Maine (1), Missouri (2), Illinois (1), North Carolina (9), California (21), Georgia (3) and Mississippi (1). Our shopping centers are anchored primarily by supermarkets, drugstores and other retailers that sell basic necessity-type items. As of December 31, 2002, we leased to approximately 4,300 different tenants under 5,700 separate leases. The weighted average occupancy rate of all of our improved properties as of December 31, 2002 was 91.7%.

     Our executive offices are located at 2600 Citadel Plaza Drive, Suite 300, Houston, Texas 77008, and our telephone number is (713) 866-6000. Our website address is www.weingarten.com. The information contained on our website is not part of this prospectus supplement or the accompanying prospectus.

                                 USE OF PROCEEDS

     We estimate net proceeds from this offering of approximately $_________________, after all anticipated issuance costs. We intend to use the net proceeds from this offering to redeem in full on _______________, 2003, all outstanding shares of our 7.44% Series A Cumulative Redeemable Preferred Shares at an aggregate redemption price of $______________; provided, however, pending application of the net proceeds as described above, the net proceeds of this offering may be used to repay a portion of our revolving line of credit.

         DESCRIPTION OF SERIES D PREFERRED SHARES AND DEPOSITARY SHARES

     The following is a summary of the material terms of the Series D Preferred Shares and the depositary shares.

General

     Under our Restated Declaration of Trust, as amended, the board of trust mangers is authorized without further shareholder approval to provide for the issuance of up to 10,000,000 preferred shares, in one or more series, with such voting powers, full or limited, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be set forth in resolutions providing for the issuance of preferred shares adopted by the board of trust mangers. At March 31, 2003, we have outstanding 3,000,000 Series A Cumulative Redeemable Preferred Shares, 3,517,992 Series B Cumulative Redeemable Preferred Shares and 2,251,802 Series C Cumulative Redeemable Preferred Shares.

     On ________________, 2003, our board of trust managers approved a designating resolution establishing the terms of the Series D Preferred Shares consisting of up to 100,000 shares, designated ___% Series D Cumulative Redeemable Preferred Shares. The following summary of the terms and provisions of the Series D Preferred Shares does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Restated Declaration of Trust, as amended, and the Statement of Designation designating the Series D Preferred Shares.

     The transfer agent, registrar and dividend disbursing agent for the Series D Preferred Shares and the depositary shares will be Mellon Investor Services.

     Each depositary share represents a 1/30 fractional interest in a Series D Preferred Share. The Series D Preferred Shares will be deposited with _____________, as depositary (the "Preferred Shares Depositary"), under a Deposit Agreement between us, the depositary and the holders from time to time of the depositary receipts issued by the depositary thereunder. The depositary receipts will evidence the depositary shares. Subject to the terms of the

Deposit Agreement, each holder of a depositary receipt evidencing a depositary share will be entitled to all the rights and preferences of a fractional interest in a Series D Preferred Share (including dividend, voting and liquidation rights and preferences). See "Description of Capital Shares - Depositary Shares" in the accompanying prospectus.

     We expect to list the depositary shares on the New York Stock Exchange and expect that trading will commence within 30 days after the initial delivery of the Series D Preferred Shares. The Series D Preferred Shares will not be so listed, and we do not expect that there will be any trading market for the Series D Preferred Shares except as represented by the depositary shares.

Dividends

     Holders of the Series D Preferred Shares will be entitled to receive, when and as declared by our board of trust managers, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of ___% of the liquidation preference per year (equivalent to $_____ per year per depositary share). Such dividends will be cumulative from the date of original issue and will be payable quarterly in arrears on the 15th day of each March, June, September and December or, if not a business day, the next succeeding business day. The first dividend, which will be paid on ________, 2003, will be for less than a full quarter. Such dividend and any other dividend payable on the Series D Preferred Shares for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The depositary will distribute dividends received in respect of the Series D Preferred Shares to the record holders of the depositary receipts as of the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable dividend payment date falls or on such other date designated by our board of trust managers for the payment of dividends that is not more than 30 nor less than 10 days prior to such dividend payment date.

     No dividends on the Series D Preferred Shares may be authorized by our board of trust managers or paid or set apart for payment by us at any time if the terms and provisions of any agreement to which we are a party, including any agreement relating to our indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment is restricted or prohibited by law. These restrictions do not currently prevent our payment of dividends on Series D Preferred Shares.

     Notwithstanding the foregoing, dividends on the Series D Preferred Shares will accumulate whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized. Accumulated but unpaid dividends on the Series D Preferred Shares will not bear interest. Holders of the Series D Preferred Shares and the depositary shares will not be entitled to any dividends in excess of full cumulative dividends as described above.

     Any dividend payment made on the Series D Preferred Shares will first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.

Ranking

     With respect to the payment of dividends and amounts upon liquidation, the Series D Preferred Shares will rank equally with all of our other preferred shares, when issued, including the Series A Cumulative Redeemable Preferred Shares, Series B Cumulative Redeemable Preferred Shares and Series C Cumulative Redeemable Preferred Shares and will rank senior to our common shares.

Liquidation Preference

     In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of the Series D Preferred Shares then outstanding are entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference of $750 per Series D Preferred Share (equivalent to $25 per depositary share), plus an amount equal to any accumulated and unpaid dividends to the date of payment, before any distribution of assets is made to holders of our common shares or any other capital shares that rank junior to the Series D Preferred Shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Shares will have no right or claim to any of our remaining assets. For further information regarding the rights of the holders of the Series D Preferred Shares upon our liquidation, dissolution or winding up, see "Description of Capital Shares - Preferred Shares - Liquidation Rights" in the accompanying prospectus.

Redemption

     Except in certain circumstances relating to our qualification as a REIT, we may not redeem the Series D Preferred Shares prior to _________, 2008. On and after ___________, 2008, at our option upon not less than 30 nor more than 60 days' written notice, we may redeem the Series D Preferred Shares (and the depositary will redeem the number of depositary shares representing the Series D Preferred Shares so redeemed upon not less than 30 days' written notice to the holders thereof), in whole or in part, at any time or from time to time, for cash at a redemption price of $750 per Series D Preferred Share (equivalent to $25 per depositary share), plus all accumulated and unpaid dividends thereon to the date fixed for redemption (except as provided below), without interest. Holders of depositary receipts evidencing depositary shares to be redeemed shall surrender such depositary receipts at the place designated in such notice and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon such redemption following such surrender. If fewer than all the outstanding depositary shares are to be redeemed, the depositary shares to be redeemed shall be selected by the depositary by lot.

     Unless full cumulative dividends on all Series D Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then-current dividend period, no Series D Preferred Shares shall be redeemed or purchased or otherwise acquired directly or indirectly by us; provided, however, that the foregoing shall not prevent the redemption of Series D Preferred Shares in accordance with the applicable provisions of Article XVIII of our declaration of trust or as may otherwise be necessary to preserve our status as a REIT or a purchase or acquisition of Series D Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series D Preferred Shares.

     We shall give the Preferred Shares Depositary not less than 30 days' prior written notice of redemption of the deposited Series D Preferred Shares. In addition, notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Preferred Shares Depositary, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the depositary shares to be redeemed at their respective addresses as they appear on the records of the Preferred Shares Depositary. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series D Preferred Share except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series D Preferred Shares and the number of depositary shares to be redeemed; (iv) the place or places where the depositary receipts are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all the Series D Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series D Preferred Shares to be redeemed.

     The holders of depositary shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to the underlying Series D Preferred Shares on the corresponding dividend payment date notwithstanding the redemption thereof between such Dividend Record Date and the corresponding dividend payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series D Preferred Shares called for redemption.

     The Series D Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

Voting Rights

     Holders of the Series D Preferred Shares will not have any voting rights except as set forth below or as otherwise from time to time required by law.

     In any matter in which the Series D Preferred Shares may vote (as expressly provided herein, or as may be required by law), each Series D Preferred Share shall be entitled to one vote. As a result, each depositary share will be entitled to 1/30 of a vote.

     If dividends on the Series D Preferred Shares are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of the Series D Preferred Shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable, including the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares) will be entitled to vote for the election of two additional trust managers to serve on the board of trust managers at a special meeting called by the holders of record of at least ten percent (10%) of the Series D Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such Series D Preferred Shares for the past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case the entire board of trust managers will be increased by two trust managers. For further information regarding the voting rights of the holders of Preferred Shares and related Depositary Receipts, see "Description of Capital Shares - Preferred Shares - Voting Rights" and "Description of Capital Shares - Depositary Shares - Voting Rights" in the accompanying prospectus.

Conversion

     The Series D Preferred Shares and the depositary shares are not convertible into or exchangeable for any of our other property or securities.

Ownership Limit

     Ownership of more than 9.8% of our total outstanding capital shares is restricted in order to preserve our status as a REIT for federal income tax purposes. For information regarding restrictions on ownership of our capital shares, see "Description of Capital Shares -- Restrictions on Ownership" in the accompanying prospectus.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

General

     The following summary of material federal income tax consequences that may be relevant to a holder of our depositary shares is based on current law, is for general information only and is not intended as tax advice. The following discussion, which is not exhaustive of all possible tax consequences, does not include a detailed discussion of any state, local or foreign tax consequences. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective holder of our depositary shares in light of his or her particular circumstances or to certain types of holders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States and persons holding securities as part of a conversion transaction, a hedging transaction or as a position in a straddle for tax purposes) who are subject to special treatment under the federal income tax laws.

     The statements in this discussion are based on current provisions of the Internal Revenue Code existing, temporary and currently proposed Treasury Regulations under the Internal Revenue Code, the legislative history of the Internal Revenue Code, existing administrative rulings and practices of the IRS and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this discussion with respect to transactions entered into or contemplated prior to the effective date of such changes. Any such change could apply retroactively to transactions preceding the date of the change. We do not plan to request any rulings from the IRS concerning our tax treatment and the statements in this discussion are not binding on the IRS or any court. Thus, we can provide no assurance that these statements will not be challenged by the IRS or that such challenge will not be sustained by a court.

     This discussion is not intended as a substitute for careful tax planning. Each prospective purchaser of depositary shares is advised to consult with his or her own tax advisor regarding the specific tax consequences to him or her of the purchase, ownership and disposition of depositary shares in an entity electing to be taxed as a REIT, including the federal, state, local, foreign and other tax consequences of such purchase, ownership, disposition and election, and of potential changes in applicable tax laws.

Taxation of Holders of Depositary Shares

     General. Holders of the depositary shares will be treated for federal income tax purposes as if they were the owners of the Series D preferred stock represented by such depositary shares. Accordingly, holders of the depositary shares will be entitled to take into account, for federal income tax purposes, income and deductions to which they would be entitled if they were holders of such Series D preferred stock. Withdrawals of Series D preferred stock for depositary shares are not taxable events for federal income tax purposes. For a discussion of the taxation of our shareholders, see the sections entitled "Federal Income Tax Consequences-Taxation of Taxable U.S. Shareholders" "-Taxation of Tax-Exempt Entities" and "-Taxation of Foreign Investors" in the accompanying prospectus.

     Taxation of Taxable Shareholders; Backup Withholding. For a discussion of the taxation of the Company, the treatment of dividends and other distributions with respect to our shares, and the backup withholding rules, see "Federal Income Tax Consequences" in the accompanying prospectus. Effective for dividend payments made after December 31, 2001, the backup withholding rate has been decreased and is scheduled to be further reduced through 2006 as federal ordinary income tax rates decrease. In determining the extent to which a distribution on the depositary shares constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to the Series D Preferred Shares and all other series of preferred stock that are equal in rank as to distributions and upon liquidation with the Series D Preferred Shares, and second to distributions with respect to any other capital stock of the Company ranking junior to the Series D Preferred Shares as to distributions and upon liquidation.

     Sale or Exchange of Depositary Shares. Upon the sale, exchange or other disposition of depositary shares to a party other than the Company, a holder of depositary shares will realize capital gain or loss measured by the difference between the amount realized on the sale, exchange or other disposition of the depositary shares and such shareholder's adjusted tax basis in the depositary shares (provided the depositary shares are held as a capital asset). Gain recognized by a shareholder who is an individual, estate or trust upon a sale, exchange or other disposition of depositary shares that have been held for more than one year will generally be subject to tax at a rate not to exceed 20%. Gain recognized from the sale, exchange or other disposition of depositary shares that have been held for one year or less will be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate shareholder will continue to be subject to tax at the ordinary income tax rates applicable to corporations. Any loss on a sale, exchange or other disposition of depositary shares that were held for six months or less and with respect to which a "capital gain dividend" was received will be treated as a long term capital loss, up to the amount of the capital gain dividend received with respect to such depositary shares. For a discussion of capital gain taxation see "Federal Income Tax Consequences-Taxation of U.S. Shareholders" in the accompanying prospectus.

     Redemption of Depositary Shares. On and after __________, 2008, the Series D Preferred Shares shall be redeemable at our option. Whenever we redeem any of our Series D Preferred Shares held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing such number of Series D Preferred Shares so redeemed by us. The treatment to a holder of depositary shares arising from any redemption by us of Series D Preferred Shares and corresponding redemption by the depositary of depositary shares can only be determined on the basis of particular facts as to the holder of depositary shares at the time of redemption. In general, a holder of depositary shares will recognize gain or loss (as opposed to dividend income) measured by the difference between the amount received by the holder in the redemption and such holder's adjusted tax basis in the depositary shares so redeemed (and which gain or loss will be a capital gain or loss provided the redeemed depositary shares are held as a capital asset) if such redemption either results in a "complete termination" of such holder's interest in all classes of our shares and other equity interests in us under Section 302(b)(3) of the Code or is "not essentially equivalent to a dividend" with respect to the holder under Section 302(b)(1) of the Code. In applying these tests, there must be taken into account not only any depositary shares owned by the holder, but also the holder's ownership of any other class of our shares (i.e., common or preferred) and any other equity interest in us, as well as any options (including stock purchase rights) to acquire any of our shares or other equity interests in us. The holder also must take into account any such shares, equity interests and options which are considered to be owned by such holder by reason of the constructive ownership rules of Sections 318 and 302(c) of the Code.

     If a particular holder of depositary shares does not own (either actually or constructively) any of our shares or other equity interest in us (including options) or only owns (actually and constructively) an insubstantial percentage of our outstanding shares and other equity interests in us, then it is probable that the redemption of depositary shares of such a holder would be considered "not essentially equivalent to a dividend" and, thus, would result in gain or loss for the holder (and capital gain or loss for the holder if the redeemed depositary shares were held by the holder as a capital asset). However, whether a distribution is "not essentially equivalent to a dividend" depends on all of the facts and circumstances, and a holder of depositary shares intending to rely on any of these tests at the time of redemption should consult its tax advisor to determine their application to its particular situation.

     If the redemption does not meet any of the tests under Section 302(b) of the Code, then the proceeds received by a holder from the redemption of any of its depositary shares will be treated as a distribution to which Sections 301(a) and 301(c) apply, as discussed under the section entitled "Federal Income Tax Consequences-Taxation of Taxable U.S. Shareholders" in the accompanying prospectus. If the redemption is taxed as a dividend, the holder of depositary shares' adjusted tax basis in the redeemed depositary shares will be transferred to any other shareholdings of the holder of depositary shares in the Company. If the holder of depositary shares owns no other shareholdings in the Company, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

President's Budget Proposal

     Under the President's budget proposal for fiscal year 2004, up to 100% of the dividends paid by a taxable corporation could be excluded from a shareholder's gross income. Subject to certain narrow exceptions, this exclusion would not apply to REIT dividends such as the dividends payable on the Series D Preferred Shares. If the dividend exclusion becomes law, an investment in REIT shares could become less attractive than other stock investments and could impair the value of the Series D Preferred Shares.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of depositary shares indicated below.

                                                                          Number of
             Underwriters                                              Depositary Shares
             ------------                                             -----------------
       Wachovia Securities, Inc. ...................................
       Goldman, Sachs & Co. ........................................
       Legg Mason Wood Walker, Incorporated ........................
       McDonald Investments, Inc., a KeyCorp company ...............
       Salomon Smith Barney Inc. ...................................
                                                                      -----------------
             Total .................................................      3,000,000

     The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the depositary shares offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to purchase all depositary shares offered hereby if they purchase any such depositary shares.

     The underwriters, for whom Wachovia Securities Inc., Goldman, Sachs & Co., Legg Mason Wood Walker, Incorporated, McDonald Investments Inc., a KeyCorp company, and Salomon Smith Barney Inc. are acting as representatives, propose to offer part of the depositary shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $_____ per share below the public offering price. Any underwriters may allow, and such dealers may reallow, a concession not in excess of $_____ per share to other underwriters or to certain dealers. After the initial offering of the depositary shares, the offering price and other selling terms may from time to time be varied by the representatives.

     The following table provides information regarding per share and total underwriting discounts and commissions that we will pay to the underwriters in connection with this offering.

                                                      Per Share        Total
                                                      ---------        -----

      Underwriting discounts and commissions
      payable by us .................................  $______       $______


     We estimate that our total expenses of this offering, excluding underwriting discounts and commissions, will be $___. The underwriters have agreed to reimburse us up to $___.

     In connection with the offering, the underwriters may purchase and sell depositary shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of depositary shares in excess of the number of depositary shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the depositary shares in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of depositary shares in the open market while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit an underwriter to reclaim a selling concession from a syndicate member when an underwriter repurchases depositary shares originally sold by that syndicate member in order to cover syndicate short positions or making stabilizing purchases.

     Any of these activities may have the effect of preventing or retarding a decline on the market price of the depositary shares. They may also cause the price of the depositary shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue any of them at any time.

     We intend to apply to list the depositary shares on the New York Stock Exchange. Trading of the depositary shares on the New York Stock Exchange, if listing is approved, is expected to commence within the 30 days after the initial delivery of the depositary shares. The underwriters have advised us that they intend to make a market in the depositary shares prior to the commencement of trading on the New York Stock Exchange. The underwriters will have no obligation to make a market in the depositary shares, however, and may cease market making activities, if commenced, at any time.

     Certain of the underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of those liabilities.

     We expect that delivery of the depositary shares will be made against payment therefor on or about _______, 2003, which is the ________ business day following the date of this prospectus supplement. Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle within three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the depositary shares before ______________, 2003 will be required, by virtue of the fact that any such trade would settle in more than three business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor with respect to these matters.

                                  LEGAL MATTERS

     Certain legal matters relating to the Series D Preferred Shares and the depositary shares will be passed upon for us by Locke Liddell & Sapp LLP, Dallas, Texas, and for the underwriters by Sidley Austin Brown & Wood LLP, New York, New York, who will rely on the opinion of Locke Liddell & Sapp LLP as to matters of Texas law.

                                     EXPERTS

     The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of Deloitte & Touche LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

                           Weingarten Realty Investors
                                  $500,000,000
         Common Shares, Preferred Shares, Depositary Shares, Convertible
            Debt Securities, Debt Securities and Securities Warrants

                                   ----------


     Weingarten Realty Investors, a real estate investment trust formed under the Texas Real Estate Investment Trust Act, may offer, from time to time, in one or more series or classes and in amounts, at prices and on terms that it will determine at the time of offering, with an aggregate public offering price of up to $500,000,000:

     . unsecured debt securities that may be either senior debt securities or subordinated debt securities;

     .    convertible debt securities;

     .    whole or fractional preferred shares;

     .    preferred shares represented by depositary shares;

     .    common shares; or

     . warrants to purchase debt securities, convertible debt securities, preferred shares or common shares, all as shall be designated by Weingarten at the time of the offering.

     We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest in any of these securities.

     We may offer the securities directly, through agents designated from time to time, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. For more information on this topic, please see "Plan of Distribution" on page 31. No securities may be sold without the delivery of the applicable prospectus supplement describing the method and terms of the offering of such securities.

     Our common shares trade on the New York Stock Exchange under the symbol "WRI."


                                  ------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities discussed in the prospectus, nor have they determined whether this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is October 30, 2001

     We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any applicable supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any applicable supplement to this prospectus as if we had authorized it. This prospectus and any applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is correct on any date after their respective dates, even though this prospectus is delivered or securities are sold on a later date.

                                TABLE OF CONTENTS

Cautionary Statement Concerning Forward-Looking Statements ..................       1
About This Prospectus .......................................................       1
The Company .................................................................       1
Use of Proceeds .............................................................       1
Ratios of Earnings to Combined Fixed Charges and Preferred Share Dividends ..       2
Description of Debt Securities and Convertible Debt Securities ..............       2
Description of Capital Shares ...............................................       9
Description of Securities Warrants ..........................................      18
Description of Other Classes of Outstanding Shares ..........................      19
Federal Income Tax Consequences .............................................      21
Plan of Distribution ........................................................      31
Legal Matters ...............................................................      32
Experts .....................................................................      32
Where You Can Find More Information .........................................      33
Incorporation of Documents By Reference .....................................      34

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

          This prospectus and the applicable prospectus supplement include and incorporate by reference forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. We intend those forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of the words "believe" "expect" "intend" "anticipate" "plan" "estimate" "project" or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Actual results could differ materially from those in forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                              ABOUT THIS PROSPECTUS

          This prospectus is part of a "shelf" registration statement that we filed with the SEC. By using a shelf-registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus. Warrants that will become exercisable within one year or less from the date of issuance and the securities underlying any warrants that may be sold hereunder are being registered herein. The total dollar amount of the securities we sell through these offerings will not exceed $500,000,000. This prospectus provides you with a description of the material terms of the securities we may offer, which are known at this time. Each time we sell securities, we will provide you with a prospectus supplement that contains specific information about the terms of the securities being offered. The prospectus supplement will supplement information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" on page 32.

                                   THE COMPANY

          We are a real estate investment trust based in Houston, Texas. We develop, acquire and own anchored neighborhood community shopping centers. To a lesser degree, we develop, acquire and own industrial real estate. We have engaged in these activities since 1948.

          As of September 30, 2001, we owned or had an equity interest in 282 operating properties consisting of 33.9 million square feet of building area. These properties consist of 227 shopping centers generally in the 100,000 to 400,000 square foot range, 53 industrial projects, one multi-family apartment complex and one office building. Our properties are located in Texas (182 properties) and the following states: California (19), Louisiana (14), Arizona
(13), Nevada (9), Tennessee (7), Arkansas (6), New Mexico (6), Florida (6), Oklahoma (4), Kansas (5), Colorado (5), Missouri (2), Mississippi (1), North Carolina (1), Maine (1) and Illinois (1). Our shopping centers are anchored primarily by supermarkets, drugstores and other retailers that sell basic necessity-type items. We currently lease to approximately 4,000 different tenants under 5,200 separate leases. As of September 30, 2001, our properties were 92.4% occupied.

          Our executive offices are located at 2600 Citadel Plaza Drive, Suite 300, Houston, Texas 77008, and our telephone number (713) 866-6000.

                                 USE OF PROCEEDS

          Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, working capital, acquisitions (which may include acquisitions of real property, interests therein or real estate-related securities), development, repayment or refinancing of debt, or capital expenditures. Pending the use thereof, Weingarten intends to invest any net proceeds in short-term interest-bearing securities.

                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED SHARE DIVIDENDS

          The following table sets forth the ratio of earnings to combined fixed charges and preferred share dividends and of funds from operations before interest expense to combined fixed charges and preferred share dividends for the periods shown:

                                                                    Years Ended December 31,
                                                    ----------------------------------------------------------
                                                          1996          1997       1998        1999      2000
                                                          ----          ----       ----        ----      ----
Ratio of earnings to combined fixed charges
   and preferred share dividends .................       3.20x         2.72x      2.27x       2.29x     1.80x

Ratio of funds from operations to combined
   fixed charges and preferred share dividends ...       4.37x         3.80x      3.28x       2.79x     2.60x

          The ratios of earnings to combined fixed charges and preferred share dividends were computed by dividing earnings by the sum of fixed charges and preferred share dividends. The ratios of funds from operations before interest expense to combined fixed charges and preferred share dividends were computed by dividing funds from operations before interest expense by the sum of fixed charges and preferred share dividends.

          For these purposes, earnings consist of income before extraordinary items plus fixed charges (excluding interest costs capitalized) and preferred share dividends. Funds from operations before interest expense consists of net income plus depreciation and amortization of real estate assets, interest on indebtedness and extraordinary charges, less gains and losses on sales of properties and securities.

          The Board of Governors of the National Association of Real Estate Investment Trusts defines funds from operations as net income (loss) computed in accordance with generally accepted accounting principles, excluding gains or losses from sales of property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. In addition, NAREIT recommends that extraordinary items not be considered in arriving at FFO. We calculate FFO in a manner consistent with the NAREIT definition. Most industry analysts and equity REITS, including Weingarten, believe FFO is an alternative measure of performance relative to other REITs. There can be no assurance that FFO presented by Weingarten is comparable to similarly titled measures of other REITs. FFO should not be considered as an alternative to net income or other measurements under GAAP as an indicator of our operating performance or to cash flows from operating, investing, or financing activities as a measure of liquidity. FFO does not reflect working capital changes, cash expenditures for capital improvements, or principal payments on indebtedness.

         DESCRIPTION OF DEBT SECURITIES AND CONVERTIBLE DEBT SECURITIES

          The senior debt securities will be issued under a senior indenture dated as of May 1, 1995 between us and Chase Bank of Texas, National Association, as trustee, and the subordinated debt securities will be issued under a subordinated indenture dated as of May 1, 1995 between us and Chase Bank of Texas, National Association, as trustee. The term "trustee" as used in this prospectus refers to any bank that we may appoint as trustee under the terms of the applicable indenture, in its capacity as trustee for the senior securities or the subordinated securities.

          We have summarized the material terms and provisions of the indentures. The summary is not complete. If we refer to particular provisions of the indentures, the provisions, including definitions of terms, are incorporated by reference as a part of the summary. We have included references to articles or section numbers of the applicable indenture so that you can easily locate these provisions in the indentures. The indentures have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part. We urge you to read the indentures because they, and not this description, define the rights of holders of debt securities. The indentures are subject to the Trust Indenture Act of 1939, as amended. To obtain copies of the indentures, see "Where You Can Find More Information" on page 33.

General

          The debt securities will be direct, unsecured general obligations of Weingarten. The senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior debt securities. See "--Subordinated Debt Securities" on page 4.

          The indentures do not limit the amount of debt securities that we can offer. Each indenture allows us to issue debt securities up to the principal amount that may be authorized by us. We may issue additional debt securities without your consent. We may issue debt securities in one or more series. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series. (Section 301)

          A prospectus supplement and any supplemental indentures relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

          .    the title, type and amount of the debt securities;

          .    the total principal amount and priority of the debt securities;

          . the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

          . the dates on which the principal of the debt securities will be payable;

          . the interest rates (which may be fixed or variable) which the debt securities will bear, or the method for determining rates;

          . the dates from which the interest on the debt securities will accrue and be payable, or the method of determining those dates, and any record dates for the payments due;

          . any provisions for redemption, conversion or exchange of the debt securities, at our option or otherwise, including the periods, prices and terms of redemption or conversion;

          . any sinking fund or similar provisions, which would obligate us to repurchase or otherwise redeem the debt securities, along with the periods, prices and terms of redemption, purchase or repayment;

          . the amount or percentage payable if we accelerate the maturity of the debt securities, if other than the principal amount;

          . any additional events of default or covenants set forth in the indentures;

          .    the terms of subordination, if any;

          . any special tax implications of the debt securities, including provisions for original issue discount securities; and

          .    any other terms consistent with the indenture.

          The debt securities may be issued in registered, bearer, coupon or global form. We may authorize and determine the terms of a series of debt securities by resolution of our board of trust managers or the pricing committee of our board of trust managers or through a supplemental indenture. Unless otherwise described in the applicable prospectus supplement, we will issue debt securities only in denominations of $1,000 and integral multiples of that amount. (Section 301)

Senior Debt Securities

          Any additional senior debt securities we issue will rank equally in right of payment with the senior debt securities offered by this prospectus and the applicable prospectus supplement. Further, the senior indenture does not prohibit us from issuing additional debt securities that may rank equally in right of payment to the senior debt securities. Any senior debt securities offered pursuant to the senior indenture will be senior in right of payment to all subordinated debt securities issued under the subordinated indenture.

Subordinated Debt Securities

          The subordinated debt securities will have a junior position to all of our senior debt. Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt. The subordinated indenture provides that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

          . of any insolvency, bankruptcy or similar proceeding involving us or our properties; or

          . we fail to pay the principal, interest, any premium or any other amounts on any senior debt when due.

          The subordinated indenture will not limit the amount of senior debt that we may incur. All series of subordinated debt securities as well as other subordinated debt issued under the subordinated indenture will rank equally with each other in right of payment.

          The subordinated indenture prohibits us from making a payment of principal, premium, interest or sinking fund payments for the subordinated debt securities during the continuance of any default on senior debt or any default under any agreement pursuant to which the senior debt was issued beyond the grace period, unless and until the default on the senior debt is cured or waived. (Subordinated Indenture Article Sixteen)

          Upon any distribution of our assets in connection with any dissolution, winding up, liquidation, reorganization, bankruptcy or other similar proceeding, the holders of all senior debt securities will first be entitled to receive payment in full of the principal, any premium and interest due on the senior debt before the holders of the subordinated debt securities are entitled to receive any payment. (Subordinated Indenture Article Sixteen) Because of this subordination, if we become insolvent, our creditors who are not holders of senior debt or of the subordinated debt securities may recover less, ratably, than holders of senior debt but may recover more, ratably, than holders of the subordinated debt securities.

Global Certificates

          Unless the prospectus supplement otherwise provides, we will issue debt securities as one or more global certificates that will be deposited with The Depositary Trust Company. Unless otherwise specified in the applicable prospectus supplement, debt securities issued in the form of a global certificate to be deposited with DTC will be represented by a global certificate registered in the name of DTC or its nominee. This means that we will not issue certificates to each holder. Generally, we will issue global securities in the total principal amount of the debt securities in a series. Debt securities in the form of a global certificate may not be transferred except as a whole among DTC, its nominee or a successor to DTC and any nominee of that successor.

          We may determine not to use global certificates for any series. In that event, we will issue debt securities in certificate form.

          The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificate form. Those laws and some conditions on transfer of global securities may impair the ability to transfer interests in global securities.

Ownership of Global Securities

          So long as DTC or its nominee is the registered owner of a global security, that entity will be the sole holder of the debt securities represented by that instrument. Both we and the trustee are only required to treat DTC or its nominee as the legal owner of those securities for all purposes under the indentures.

          Unless otherwise specified in this prospectus or the prospectus supplement, no actual purchaser of debt securities represented by a global security will be entitled to receive physical delivery of certificated securities or will be considered the holder of those securities for any purpose under the indentures. In addition, no actual purchaser will be able to transfer or exchange global securities unless otherwise specified in this prospectus or the prospectus supplement. As a result, each actual purchaser must rely on the procedures of DTC to exercise any rights of a holder under the applicable indenture. Also, if an actual purchaser is not a DTC participant, the actual purchaser must rely on the procedures of the participant through which it owns its interest in a global security.

The Depositary Trust Company

          The following is based on information furnished by DTC and applies to the extent that it is the depositary, unless otherwise provided in the prospectus supplement.

          Registered Owner. The debt securities will be issued as fully registered securities in the name of Cede & Co. (which is DTC's partnership nominee). The trustee will deposit the global security with the depositary. The deposit with the depositary and its registration in the name of Cede & Co. will not change the nature of the actual purchaser's ownership interest in the debt securities.

          DTC's Organization. DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of that law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

          DTC is owned by a number of its direct participants, the New York Stock Exchange, Inc. and NasdaqAmex. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations who directly participate in DTC. Other entities may access DTC's system by clearing transactions through or maintaining a custodial relationship with direct participants. The rules applicable to DTC and its participants are on file with the SEC.

          DTC's Activities. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts. Doing so eliminates the need for physical movement of securities certificates.

          Participants' Records. Except as otherwise provided in this prospectus or a prospectus supplement, purchases of debt securities must be made by or through a direct participant, which will receive a credit for the securities on DTC's records. The purchaser's interest is in turn to be recorded on the participants' records. Actual purchasers will not receive written confirmations from DTC of their purchase, but they generally receive confirmations along with periodic statements of their holdings from the participants through which they entered into the transaction.

          Transfers of interests in the global securities will be made on the books of the participants on behalf of the actual purchasers. Certificates representing the interest of the actual purchasers in the securities will not be issued unless the use of global securities is suspended. DTC has no knowledge of the actual purchasers of global securities.

DTC's records only reflect the identity of the direct participants who are responsible for keeping account of their holdings on behalf of their customers.

     Notices Among the depositary, Participants and Actual Owners. Notices and other communications by DTC, its participants and the actual purchasers will be governed by arrangements among them, subject to any legal requirements in effect.

     Voting Procedures. Neither DTC nor Cede & Co. will give consents for or vote the global securities. DTC generally mails an omnibus proxy to us just after the applicable record date. That proxy assigns Cede & Co.'s voting rights to the direct participants to whose accounts the securities are credited at that time.

     Payments. Principal and interest payments made by us will be delivered to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date unless it has reason to believe that it will not receive payment on that date. Payments by participants to actual purchasers will be governed by standing instructions and customary practices, as is the case with securities held for customers in bearer form or registered in "street name." Those payments will be the responsibility of that participant, not DTC, the trustee or us, subject to any legal requirements in effect at that time.

          We are responsible for payment of principal, interest and premium, if any, to the trustee, who is responsible to pay it to DTC. DTC is responsible for disbursing those payments to direct participants. The participants are responsible for disbursing payment to the actual purchasers.

Transfer or Exchange of Debt Securities

          You may transfer or exchange debt securities (other than global securities) without a service charge at the corporate trust office of the trustee. You may also surrender debt securities (other than global securities) for conversion or registration of transfer without a service charge at the corporate trust office of the trustee. You must execute a proper form of transfer and pay any taxes or other governmental charges resulting from that action.

Transfer Agent

          If we designate a transfer agent (in addition to the trustee) in a prospectus supplement, we may at any time rescind this designation or approve a change in the location through which any such transfer agent acts. We will, however, be required to maintain a transfer agent in each place of payment for a series of debt securities. We may at any time designate additional transfer agents for a series of debt securities.

Covenants

     Under the indentures, we are required to:

          . pay the principal, interest and any premium on the debt securities when due;

          .    maintain a place of payment;

          . deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures;

          . deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium; and

          . maintain an unencumbered total asset value (as defined in the indentures) in an amount of not less than 100% of the aggregate principal amount of all our outstanding debt.

     Under the indentures, we may not:

          . incur or permit a subsidiary to incur any debt (as defined in the indentures) which causes the aggregate principal amount of all our outstanding debt to become greater than 60% of the sum of (1) our total assets (as defined in the indentures) at the end of the calendar quarter covered in our then most recent 10-K or 10-Q and
               (2) the purchase price of any real estate assets or mortgages receivable acquired and any securities offering proceeds received since the end of such calendar quarter to the extent such proceeds were not used by us to acquire real estate assets or mortgages receivable or used to reduce debt;

          . incur or permit a subsidiary to incur any debt if our ratio of consolidated income available for debt service (as defined in the indentures) to the annual service charge (as defined in the indentures) shall have been less than 2.5 for the four quarters then most recently ended; and

          . incur any debt or permit a subsidiary to incur any debt secured by any mortgage lien, charge, pledge, encumbrance or security interest in which the aggregate principal amount of all our outstanding secured debt in greater than 40% of our total assets.

Events of Default, Notice and Waiver

      Events of default under the indentures for any series of debt securities include:

          . failure for 30 days to pay interest on any debt securities of that series;

          . failure to pay principal or premium, if any, of any debt securities of that series;

          .    failure to pay any sinking fund payment when due;

          . failure to perform any other covenants contained in the indentures (other than a covenant added to the indentures solely for the benefit of a particular series of debt securities), which continues for 60 days after written notice as provided in the indenture;

          . default under any of our other debt instruments with an aggregate principal amount outstanding of at least $10,000,000; or

          . events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee.

          An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

         If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% of the total principal amount of the debt securities of the series may declare the entire principal of that series due and payable immediately. (Section 502) The trustee will not be charged with knowledge of any event of default other than our failure to make principal, interest or sinking fund payments unless written notice is received by the trustee or the trustee has actual notice of the event of default. (Section 603) If this happens, the holders of a majority of the aggregate principal amount of the debt securities of that series can generally void the declaration. (Section 502)

          The indentures limit the right to institute legal proceedings. No holder of any debt securities will have the right to bring a claim under an indenture unless:

          .    the holder has given written notice of default to the trustee;

          . the holders of not less than 25% of the aggregate principal amount of debt securities of that series shall have made a written request to the trustee to bring the claim and furnished the trustee reasonable indemnification as it may require;

          . the trustee has not commenced an action within 60 days of receipt of the notice; and

          . no direction inconsistent with a request has been given to the trustee by the holders of not less than a majority of the aggregate principal amount of the debt securities. The holders of debt securities may enforce payment of the principal of or premium, if any, or interest on their debt securities. No holder of debt securities of a particular series has the right to prejudice the rights or obtain priority or preference over the rights of any other holder of debt securities of that series. (Section 507)

          The holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any power conferred on the trustee with respect to the securities of any series; provided, however, that

          . the direction does not conflict with any rule of law or an indenture,

          . the trustee may take any action it deems proper and which is consistent with the direction of the holders; and

          . the trustee is not required to take any action that would unduly prejudice the holders of the debt securities not taking part in the action or would impose personal liability on the trustee. (Section 512)

          Each indenture provides that, if an event of default has occurred, the trustee is to use the degree of care a prudent person would use in the conduct of his own affairs. (Section 602) Subject to those provisions, the trustee is under no obligation to exercise any of its rights or powers under an indenture at the request of any of the holders of the debt securities of a series unless they have furnished to the trustee reasonable security or indemnity. (Section
603)

          We will be required to furnish to the trustee in an annual statement a notice as to our fulfillment of all of our obligations under the relevant indenture. (Section 1010)

Modification of the Indentures

          In order to change or modify an indenture, we must obtain the consent of holders of at least a majority in principal amount of all outstanding debt securities affected by that change. The consent of holders of at least a majority in principal amount of each series of outstanding debt securities is required to waive compliance by us with specific covenants in an indenture. We must obtain the consent of each holder affected by a change:

          . to extend the maturity, or to reduce the principal, redemption premium or interest rate;

          . change the place of payment, or the coin or currency, for payment; limit the right to sue for payment;

          . reduce the level of consents needed to approve a change to an indenture; or modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required level of consents needed to approve a change to an indenture. (Article
               Nine)

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Defeasance

         We may defease the debt securities of a series, which means that we would satisfy our duties under that series before maturity. We may do so by depositing with the trustee, in trust for the benefit of the holders, sufficient funds to pay the entire indebtedness on that series, including principal, premium, if any, and interest. We must also comply with other conditions before we defease the debt securities. We must deliver an opinion of counsel to the effect that the holders of that series will have no federal income tax consequences as a result of the defeasance. (Article Fourteen)

Conversion

         Debt securities may be convertible into or exchangeable for common shares or preferred shares. The prospectus supplement will describe the terms of any conversion rights. To protect our status as a REIT, debt securities are not convertible if, as a result of that conversion, any person would then be deemed to own, directly or indirectly, more than 9.8% of our capital shares. See "Description of Capital Shares--Restrictions On Ownership" on page 15.

Merger, Consolidation and Sale of Assets

         Each indenture generally permits us to consolidate or merge with another entity. The indentures also permit us to sell all or substantially all of our property and assets. If this happens, the remaining or acquiring entity shall assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. However, we will only consolidate or merge with or into any other entity or sell all or substantially all of our assets according to the terms and conditions of the indentures. The remaining or acquiring entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor entity may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of trust managers or any of our officers may be done by the board or officers of the successor entity. (Article Eight)

                          DESCRIPTION OF CAPITAL SHARES

         Our declaration of trust provides that we may issue up to 160,000,000 shares of beneficial interest, consisting of 150,000,000 common shares, par value $0.03 per share, and 10,000,000 preferred shares, par value $.03 per share. At September 30, 2001, 32, 490,804 common shares, 3,000,000 7.44% Series A Cumulative Redeemable Preferred Shares, 3,528,221 7.125% Series B Cumulative Redeemable Preferred Shares and 2,256,253 7.0% Series C Cumulative Redeemable Preferred Shares were issued and outstanding. In addition, we have ,637,000 common shares available for issuance upon the exercise of options under our employee and trust manager share option plans, which includes 1,000,000 common shares under the 2001 Long Term Incentive Plan that is subject to shareholder approval. Our common shares are listed on the New York Stock Exchange under the symbol "WRI." Mellon Investor Service, LLC is the transfer agent and registrar of our common shares and preferred shares.

Common Shares

         The following description of our common shares sets forth certain of their material terms and provisions. The following description of our common shares is in all respects subject to and qualified by reference to the applicable provisions of our declaration of trust and our bylaws.

         Our common shares possess ordinary voting rights for the election of trust managers and in respect of other trust matters, each share entitling the holder thereof to one vote. Holders of common shares do not have cumulative voting rights in the election of trust managers. The board of trust managers may declare dividends on common shares in its discretion if funds are legally available for those purposes. On liquidation, common shareholders are entitled to receive pro rata any of our remaining assets, after we satisfy or provide for the satisfaction of all liabilities and obligations on our preferred shares, if any. Common shareholders do not have conversion, redemption or

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

preemptive rights to subscribe for or purchase any of our capital shares or any of our other securities.

Preferred Shares

               General. Under our declaration of trust, our board of trust managers is authorized to determine for each series of preferred shares, and the prospectus supplement shall set forth with respect to each series that may be issued and sold pursuant hereto:

          . the designation of such shares and the number of shares that constitute such series;

          . the dividend rate (or the method of calculation thereof), if any, on the shares of such series and the priority as to the payment of dividends with respect to other classes or series of Weingarten capital shares;

          .    the dividend periods (or the method of calculation thereof);

          .    the voting rights of the shares;

          . the liquidation preference and the priority as to payment of such liquidation preference with respect to other classes or series of capital shares of Weingarten and any other rights of the shares of such series upon liquidation or winding-up of Weingarten;

          . whether or not and on what terms the shares of such series will be subject to redemption or repurchase at the option of Weingarten;

          . whether and on what terms the shares of such series will be convertible into or exchangeable for other debt or equity securities of Weingarten which have been registered under the registration statement of which this prospectus constitutes a part thereof;

          . whether the shares of such series of preferred shares will be listed on a securities exchange;

          . any special United States federal income tax considerations applicable to such series; and

          . the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series not inconsistent with our declaration of trust, our bylaws and the Texas Real Estate Investment Trust Act.

          Convertibility. No series of preferred shares that may be issued and sold pursuant hereto will be convertible into or exchangeable for other securities or property, except as set forth in the applicable prospectus supplement which will set forth the terms and conditions upon which such conversion or exchange may be effected, including the initial conversion or exchange rate and any adjustments thereto, the conversion or exchange period and any other conversion or exchange provisions.

          Dividends. Holders of preferred shares shall be entitled to receive, when and as declared by our board of trust managers, out of funds legally available therefor, an annual cash dividend payable at such dates and such rates, if any, per share per annum as set forth in the applicable prospectus supplement.

          Unless otherwise set forth in the applicable prospectus supplement, each series of preferred shares that may be issued and sold pursuant hereto, will rank junior as to dividends to any preferred shares that may be issued in the future that is expressly senior as to dividends to the preferred shares. If at any time Weingarten has failed to pay accrued dividends on any such senior shares at the time such dividends are payable, Weingarten may not pay any dividend on the preferred shares or redeem or otherwise repurchase preferred shares until such accumulated but unpaid dividends on such senior shares have been paid or set aside for payment in full by Weingarten.

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

          Unless otherwise set forth herein or in the applicable prospectus supplement relating to any class or series of preferred shares that may be issued and sold pursuant hereto, no dividends shall be declared or set aside for payment nor shall any other distribution be declared or made upon the common shares, or any other capital shares of Weingarten ranking junior to or on a parity with the preferred shares with such series as to dividends, nor shall any common shares or any other capital shares of Weingarten ranking junior to or on a parity with the preferred shares with such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares by Weingarten (except by conversion into or exchange for other capital shares of Weingarten ranking junior to the preferred shares of such series as to dividends and upon liquidation)) unless

          . if such series of preferred shares has a cumulative dividend, full cumulative dividends on the preferred shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period; and

          . if such series of preferred shares does not have a cumulative dividend, full dividends on the preferred shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period;

provided, however, that any monies theretofore deposited in any sinking fund with respect to any preferred shares in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred shares in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon preferred shares outstanding on the last dividend payment date shall have been paid or declared and set apart for payment; and provided, further, that any such junior or parity preferred shares or common shares may be converted into or exchanged for shares of Weingarten ranking junior to the preferred shares as to dividends.

               The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year or twelve 30-day months. Accrued but unpaid dividends will not bear interest.

               Redemption and Sinking Fund. No series of preferred shares that may be issued and sold pursuant hereto will be redeemable or be entitled to receive the benefit of a sinking fund, except as set forth in the applicable prospectus supplement, which will set forth the terms and conditions thereof, including the dates and redemption price of any such redemption, any conditions thereto, and any other redemption or sinking fund provisions.

          Liquidation Rights. In the event of our voluntary liquidation, dissolution or winding-up, the holders of any series of any class of preferred shares shall be entitled to receive in full out of our assets, including our capital, before any amount shall be paid or distributed among the holders of the common shares or any other shares ranking junior to such series, the amounts fixed by our board of trust managers with respect to such series and set forth in the applicable prospectus supplement. In addition, each holder will receive an amount equal to all dividends accrued and unpaid on that series of preferred shares to the date of payment of the amount due pursuant to our liquidation, dissolution or winding-up. However, holders of noncumulative preferred shares will only receive dividends for the current dividend period. After holders of the preferred shares are paid the full preferential amounts to which they are entitled, they will have no right or claim to any of our remaining assets. If liquidating distributions are made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other classes or series of capital shares ranking junior to the preferred shares upon liquidation, dissolution or winding-up. The distributions will be made according to the holders' respective rights and preferences and, in each case, according to their respective numbers of shares. Our merger or consolidation into or with any other corporation, or the sale, lease or conveyance of all or substantially all of our assets, shall not constitute a dissolution, liquidation or winding-up.

          Voting Rights. Holders of preferred shares will not have any voting rights, except as follows and as from time to time required by law. If and when we are in default in the payment of (or, with respect to noncumulative shares, have not paid or declared and set aside a sum sufficient for the payment of) dividends on any series of any class of outstanding preferred shares, for consecutive dividend payment periods which in the aggregate contain at least 540 days, all holders of shares of such class, voting separately as a class, together and combined with all other preferred shares upon which like voting rights have been conferred and are exercisable, will be entitled to elect a number of trust managers set forth in the applicable prospectus supplement. This voting right shall be vested and any additional trust managers shall serve until all accrued and unpaid dividends (except, with respect to noncumulative shares, only dividends for the then current dividend period) on such outstanding preferred shares have been paid or declared and a sufficient sum set aside for payment thereof.

               The affirmative vote of the holders of at least 66 2/3% of a class of outstanding preferred shares, voting separately as a class, shall be necessary to effect either of the following:

          . the authorization, creation or increase in the authorized number of any shares, or any security convertible into shares, senior to such class of preferred shares; or

          . any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of our declaration of trust which adversely and materially affects the preferences or voting or other rights of the holders of such class of preferred shares which are set forth in our declaration of trust. However, the amendment of the declaration of trust to authorize, create or change the authorized or outstanding number of a class of preferred shares or of any shares ranking on a parity with or junior to such class of preferred shares does not adversely and materially affect preferences or voting or other rights of the holders of such class of preferred shares. In addition, amending the declaration of trust to change the number or classification of our trust managers does not adversely or materially affect preferences or voting rights or other rights. Voting shall be done in person at a meeting called for one of the above purposes or in writing by proxy.

          Without limiting the provisions described above, under the Texas REIT Act, unless otherwise such authority is granted to the trust managers under our declaration of trust, holders of each class of preferred shares will be entitled to vote as a class on any amendment to the declaration of trust, whether or not they are entitled to vote thereon by the declaration of trust, if the amendment would

          (1) increase or decrease the aggregate number of authorized shares of such class or series;

          (2) increase or decrease the par value of the shares of such class, including changing shares having a par value into shares without par value, or shares without par value into shares with par value;

          (3) effect an exchange, reclassification, or cancellation of all or part of the shares of such class or series;

          (4) effect an exchange or create a right of exchange of all or any part of the shares of another class into the shares of such class or series;

          (5) change the designations, preferences, limitations, or relative rights of the shares of such class or series;

          (6) change the shares of such class or series, whether with or without par value, into the same or a different number of shares, either with or without par value, of the same class or series or another class or series;

          (7) create a new class or series of shares having rights and preferences equal, prior, or superior to the shares of the class or series, or increase the rights and preferences of any class or series having rights and preferences equal, prior, or superior to the shares of the class or series, or increase the rights and preferences of any class or series having rights or preferences later or inferior to the shares of the class or series in such a manner as to become equal, prior, or superior to the shares of the class or series;

          (8) divide the shares of the class into series and fix and determine the designation of the series and the variations in the relative rights and preferences between the shares of the series;

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

     (9) limit or deny the existing preemptive rights of the shares of the class or series, if the rights have previously been granted pursuant to the Texas REIT Act; or

     (10) cancel or otherwise affect dividends on the shares of the class or series that had accrued but had not been declared.

Depositary Shares

     We may issue receipts for depositary shares, each of which will represent a fractional interest of a particular series of a class of preferred shares, as specified in the applicable prospectus supplement. The preferred shares of each series represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named in the deposit agreement and the holders of the depositary receipts. Immediately following our issuance and delivery of the preferred shares to the depositary, we will cause the depositary to issue, on our behalf, the depositary receipts. Subject to the terms of the applicable depositary agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of a preferred shares represented by the depositary shares evidenced by the depositary receipts, to all the rights and preferences of the preferred shares represented by the depositary shares (including dividend, voting, conversion, redemption and liquidation rights ) as designated by our board of trust managers.

     The summary of our depositary shares set forth below is not complete. You should refer to the applicable prospectus supplement, provisions of the deposit agreement and the depositary receipts that will be filed with the SEC as part of the offering of any depositary shares. To obtain copies of these documents, see "Where You Can Find More Information" on page 32.

     Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received on behalf of the preferred shares proportionately to the record holders of the related depositary receipts owned by such holder. Such distributions are subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

     In the event of a non-cash distribution, the depositary will distribute property it receives to the record holders of depositary receipts entitled to the property unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with our approval, sell such property and distribute the net proceeds of such sale to holders. Such distributions by the depositary are subject to certain obligations of holders to file proofs, certificates and other information and to pay certain changes and expenses to the depositary.

     Withdrawal of Shares. Unless the related depositary shares have previously been called for redemption, upon surrender of the depositary receipts at the corporate trust office of the depositary, the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional preferred shares and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred shares on the basis of the proportion of preferred shares represented by each depositary share as specified in the applicable prospectus supplement, but holders of such preferred shares will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the preferred shares to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

     Redemption. Whenever we redeem preferred shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred shares so redeemed, provided we have paid in full to the depositary the redemption price of the preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. With respect to noncumulative preferred shares, dividends will be paid for the current dividend period only. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred shares. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot.

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

     After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares called for redemption will cease. However, the holders will have the right to receive any moneys payable upon redemption and any money or other property that the holders of such depositary receipts were entitled to at the time of redemption when they surrender their depositary receipts to the depositary.

     Voting Rights. Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary receipts related to such preferred shares. Each record holder of depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights of the preferred shares related to such holder's depositary receipts. The record date for depositary receipts will be the same date as the record date for preferred shares. The depositary will vote the preferred shares related to such depositary receipts in accordance with such instructions, and we will agree to take all reasonable action that the depositary deems necessary to enable it to vote the preferred shares. The depositary will abstain from voting preferred shares represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts.

     Liquidation Preference. In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, each holder of a depositary receipt will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the depositary share evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

     Conversion of Preferred Shares. The depositary shares, as such, are not convertible into common shares or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the depositary with written instructions to the depositary to instruct us to cause conversion of the preferred shares represented by the depositary shares into whole common shares, other preferred shares or other shares of capital shares. We have agreed that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred shares to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, one or more new depositary receipts will be issued for any depositary shares not to be converted. No fractional common shares will be issued upon conversion. If conversion will result in a fractional share being issued, we will pay in cash an amount equal to the value of the fractional interest based upon the closing price of the common shares on the last business day prior to the conversion.

     Amendment and Termination of the Deposit Agreement. The form of depositary receipt evidencing the depositary shares which represent the preferred shares and any provision of the deposit agreement may at any time be amended by agreement between the depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the existing holders of at least a majority of the depositary shares evidenced by outstanding depositary receipts.

     We may terminate the deposit agreement upon not less than 30 days' prior written notice to the depositary if (1) such termination is to preserve our status as a REIT or (2) a majority of each class of preferred shares affected by such termination consents to such termination. Upon termination of the deposit agreement, the depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional preferred shares as are represented by the depositary shares evidenced by such depositary receipts. In addition, the deposit agreement will automatically terminate if:

     .    all outstanding depositary shares have been redeemed;

     . there has been a final distribution in respect of the related preferred shares in connection with any liquidation, dissolution or winding-up and such distribution has been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred shares; or

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

     . each related preferred share shall have been converted into capital shares that are not represented by depositary shares.

     Fees of depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the depositary's fees and expenses for any duties that holders request to be performed which are outside those expressly provided for in the deposit agreement.

     Resignation and Removal of depositary. The depositary may resign at any time by delivering to us notice of its resignation, and we may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary. A successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal. A successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

     Miscellaneous. The depositary will forward to holders of depositary receipts any reports and communications from us which it receives with respect to the related preferred shares. Neither us nor the depositary will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. The obligations of us and the depositary under the deposit agreement will be limited to performing their duties thereunder in good faith and without negligence, gross negligence or willful misconduct. Weingarten and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or preferred shares represented thereby unless satisfactory indemnity is furnished. Weingarten and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred shares represented thereby for deposit, holders of depositary receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

     If the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from us.

Restrictions on Ownership

     In order for us to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. In addition, our capital shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. For purposes of restrictions on ownership, "capital shares" means our common shares, preferred shares and any securities convertible into common shares.

     Because the board believes it is essential for us to continue to qualify as a REIT, our declaration of trust generally provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of our total outstanding capital shares. Any transfer of shares will not be valid if it would:

     . create a direct or indirect ownership of shares in excess of 9.8% of our total outstanding capital shares;

     .    result in shares being owned by fewer than 100 persons;

     . result in our being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code; or

     .    result in our disqualification as a REIT.

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

     Shares in excess of 9.8% of our total outstanding capital shares will automatically be deemed to be transferred to us as trustee of a trust for the exclusive benefit of the transferees to whom those shares may ultimately be transferred without violating the 9.8% ownership limit. While in trust, these shares will not be entitled to vote (except as required by law), and will not be entitled to participate in dividends or other distributions. These shares would be treated as if offered to us for sale at a price equal to the lesser of the price paid for the shares and the market price of the shares on the date we accept the offer to purchase the shares. We have the right to purchase the shares for 90 days after the transfer of shares which resulted in a shareholder owning in excess of 9.8% of our total outstanding shares or the date our trust managers determine that a transfer resulting in a shareholder owning in excess of 9.8% of our outstanding shares has occurred. All certificates representing capital shares will bear a legend referring to the restrictions described above.

     These restrictions on ownership may have the effect of precluding the acquisition of control unless our board of trust managers and shareholders determine that maintenance of REIT status is no longer in our best interests.

Business Combinations

     Our declaration of trust requires that except in certain circumstances, a business combination between us and a related person must be approved by the affirmative vote of the holders of not less than 80% of our outstanding common shares, including the affirmative vote of the holders of not less than 50% of the outstanding common shares not owned by the related person. However, the 50% voting requirement is not applicable if the business combination is approved by the affirmative vote of the holders of not less than 90% of our outstanding common shares. Our declaration of trust provides that a "business combination" is:

     (1) any merger or consolidation, if and to the extent permitted by law, of us or our subsidiary, with or into a related person;

     (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of more than 35% of the book value of the total assets of us and our subsidiaries (taken as a whole) as of the end of the fiscal year ending prior to the time the determination is being made, to or with a related person;

     (3) the issuance or transfer by us or our subsidiary (other than by way of a pro rata distribution to all shareholders) of any securities by us or our subsidiary to a related person;

     (4) any reclassification of securities (including any reverse share split) or recapitalization by us, the effect of which would be to increase the voting power of the related person;

     (5) the adoption of any plan or proposal for the liquidation or dissolution of us proposed by or on behalf of a related person which involves any transfer of assets, or any other transaction, in which the related person has any direct or indirect interest (except proportionally as a shareholder);

     (6) any series or combination of transactions having, directly or indirectly, the same or substantially the same effect as any of the foregoing; and

     (7) any agreement, contract or other arrangement providing, directly or indirectly, for any of the foregoing.

     A "related person" generally is defined in the declaration of trust to include any individual, corporation, partnership or other person and the affiliates and associates of any such individual, corporation, partnership or other person which individually or together is the beneficial owner in the aggregate of more than 50% of our outstanding common shares.

     The 80% and 50% voting requirements outlined above will not apply, however, if:

          (1) the trust managers by a vote of not less than 80% of the trust managers then holding office (a) have expressly approved in advance the acquisition of our common shares that caused the related person to become a related person or (b) have expressly approved the business combination prior to the date on which the related person involved in the business combination shall have become a related person; or

          (2) the business combination is solely between us and another corporation, 100% of the voting stock of which is owned directly or indirectly by us; or

          (3) the business combination is proposed to be consummated within one year of the consummation of a fair tender offer (as defined in the declaration of trust) by the related person in which the business combination, the cash or fair market value of the property, securities or other consideration to be received per share by all remaining holders of our common shares in the business combination is not less than the price offered in the fair tender offer;

          (4) all of the following conditions shall have been met:

               (a) the business combination is a merger or consolidation, the consummation of which is proposed to take place within one year of the date of the transaction pursuant to which such person became a related person and the cash or fair market value of the property, securities or other consideration to be received per share by all remaining holders of common shares in the business combination is not less than the highest per-share price, with appropriate adjustments for recapitalizations and for share splits and share dividends, paid by the related person in acquiring any of its holdings of our common shares, which shall constitute a "fair price;"

               (b) the consideration to be received by such holders is either cash or, if the related person shall have acquired the majority of its holdings of our common shares for a form of consideration other than cash, in the same form of consideration with which the related person acquired such majority;

               (c) after such person has become a related person and prior to consummation of such business combination:

               . there shall have been no reduction in the annual rate of dividends, if any, paid per share on our common shares (adjusted as appropriate for recapitalizations and for share splits, reverse share splits and share dividends), except any reduction in such rate that is made proportionately with any decline in our net income for the period for which such dividends are declared and except as approved by a majority of the trust managers continuing in office; and

               . such related person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by us prior to the consummation of such business combination (other than in connection with financing a fair tender offer); and

               (d) proxy statement that conforms in all respects with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder shall be mailed to holders of our common shares at least 30 days prior to the consummation of the business combination for the purpose of soliciting shareholder approval of the business combination; or

          (5) the "rights" (as defined below) shall have become exercisable.

          If a person has become a related person and within one year after the date of the transaction pursuant to which the related person became a related person, which shall be considered as the "acquisition date,"

          (1) a business combination meeting all of the requirements of paragraphs (4)(a)(b)(c) and (d) above regarding the applicability of the 80% voting requirement shall not have been consummated;

          (2) a fair tender offer shall not have been consummated; and

          (3) we have not been dissolved and liquidated,

then, in such event the beneficial owner of each common share (not including shares beneficially owned by the related person) shall have the right (each a "right" and collectively the "rights") which may be exercised subject to certain conditions, commencing at the opening of business on the one-year anniversary date of the acquisition date and continuing for a period of 90 days thereafter, subject to certain extensions, to sell to us on the terms set forth herein one share upon exercise of such right. At 5:00 P.M., Houston, Texas time, on the last day of the exercise period, each right not exercised shall become void, all rights in respect thereof shall cease as of such time and the certificates shall no longer represent rights.

                       DESCRIPTION OF SECURITIES WARRANTS

          We may issue securities warrants for the purchase of debt securities, preferred shares or common shares. We may issue securities warrants independently or together with debt securities, preferred shares or common shares or attached to or separate from the offered securities. We will issue each series of securities warrants under a separate warrant agreement between us and a bank or trust company as warrant agent, as specified in the applicable prospectus supplement.

          The warrant agent will act solely as our agent in connection with the securities warrants and will not act for or on behalf of securities warrant holders. The following sets forth certain general terms and provisions of the securities warrants that may be offered under this registration statement. Further terms of the securities warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

          The applicable prospectus supplement will describe the terms of the securities warrants in respect of which this prospectus being delivered, including, where applicable, the following:

          .   the title of such securities warrants;

          .   the aggregate number of such securities warrants;

          . the price or prices at which such securities warrants will be issued;

          . the type and number of securities purchasable upon exercise of such securities warrants;

          . the designation and terms of the other offered securities, if any, with which such securities warrants are issued and the number of such securities warrants issued with each such offered security;

          . the date, if any, on and after which such securities warrants and the related securities will be separately transferable;

          . the price at which each security purchasable upon exercise of such securities warrants may be purchased;

          . the date on which the right to exercise such securities warrants shall commence and the date on which such right shall expire;

          . the minimum or maximum amount of such securities warrants that may be exercised at any one time;

          .   information with respect to book-entry procedures, if any;

         .    a discussion of certain federal income tax considerations; and

         . any other terms of such securities warrants, including terms, procedures and limitations relating to the exercise and exchange of such securities warrants.

         Warrant certificates will be exchangeable for new warrant certificates of different denominations and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise and will not be entitled to payment of principal of (or premium, if any) or interest, if any, on the debt securities of Weingarten purchasable upon such exercise or to any dividend payments or voting rights as to which holders of the preferred shares or common shares purchasable upon such exercise may be entitled.

         Each warrant will entitle the holder to purchase for cash such principal amount of debt securities of Weingarten, or such number of preferred shares or common shares, at such exercise price as shall, in each case, be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in applicable prospectus supplement. After 5:00 p.m. time on the expiration date, unexercised warrants will become void.

         Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, Weingarten will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants are presented by such warrant certificate of exercise, a new warrant certificate will be issued for the remaining amount of warrants.

               DESCRIPTION OF OTHER CLASSES OF OUTSTANDING SHARES

7.44% Series A Cumulative Redeemable Preferred Shares

         On February 19, 1998, we issued 3,000,000 shares of 7.44% Series A Cumulative Redeemable Preferred Shares for $75.0 million. The Series A Preferred has a liquidation preference of $25.00 pre share and the holders are entitled to cumulative dividends from the date of original issuance of $1.86 per share per year. We may not redeem the shares before March 31, 2003 and thereafter, the shares may be redeemed solely from the proceeds of an offering of our capital shares. The redemption price per share is $25.00, plus any accrued and unpaid dividends through the date of such redemption. The shares have no maturity date and will remain outstanding indefinitely unless redeemed. The shares are not convertible into any of our other securities. The Series A Preferred shareholders generally have no voting rights, except if we fail to pay dividends for six quarters. In that event, the holders of the Series A Preferred, Series B Preferred and Series C Preferred, voting together as a single class, have the right to elect two trust managers who shall serve until all dividend arrearages have been paid.

         The Series A Preferred is listed for trading on the New York Stock Exchange.

7.125% Series B Cumulative Redeemable Preferred Shares

         On October 20, 1998, we issued 3,600,000 of 7.125% Series B Cumulative Redeemable Preferred Shares for $90.0 million. Except with respect to the description of the dividend rate and the redemption rights upon the death of a holder of Series B Preferred, the terms of the Series B Preferred are substantially identical to the terms of the Series A Preferred. The Series B Preferred ranks on parity with the Series A Preferred with respect to the payment of dividends and payments upon liquidation. The holders of the Series B Preferred are entitled to cumulative dividends from the date of original issuance of $1.78 per share per year. We may not redeem the shares before October 20, 2003.

         Commencing December 15, 1998, on March 15, June 15, September 15 and December 15 of each year, we will, upon the death of any registered holder of the Series B Preferred, redeem such shares held by the registered owner upon presentation of appropriate documentation by such registered owner's personal representative or surviving joint tenant. Our obligation to redeem the shares is subject to the following limitations:

         .    We will only redeem 1,000 shares per owner per year.

         . During the first 10 years, in any one year, we will only redeem up to 108,000 shares.

         . During years 11 through 20, in any one year, we will only redeem up to 72,000 shares.

         .    After year 20, we will only redeem up to 36,000 shares each year.

         . The yearly redemption limitations listed above are cumulative. The difference, if any, between that year's redemption limitation and the amount actually redeemed in such year will be available for redemption in later years, subject to an overall redemption limitation of 108,000 shares per year.

         . We will redeem shares only four times each year subject to the following cumulative limitations:

                  March 15 - up to 27,000 shares;
                  June 15 - up to 54,000 shares;
                  September 15 - up to 81,000 shares; and
                  December 15 - up to 108,000 shares.

         The Series B Preferred is not listed for trading on any exchange.

7.00% Series C Cumulative Redeemable Preferred Shares

         On January 14, 1999, we issued 2,300,000 shares of 7.00% Series C Cumulative Redeemable Preferred Shares for $115.0 million. Except with respect to the description of the liquidation preference, dividend rate and the redemption date of the Series C Preferred, the terms of the Series C Preferred are substantially identical to the terms of the Series A Preferred and Series B Preferred. The Series C Preferred ranks on parity with the Series A Preferred and Series B Preferred with respect to the payment of dividends and payments upon liquidation. The Series C Preferred has a liquidation preference of $50.00 per share and the holders are entitled to cumulative dividends from the date of original issuance of $3.50 per share per year. We may not redeem the shares before March 15, 2004. The redemption price per share is $50.00, plus any accrued and unpaid dividends through the date of such redemption. Commencing March 15, 1999, upon the death of any registered owner of this Series C Preferred, we will redeem such shares held by such registered owner upon presentation of appropriate documentation by the registered owner's personal representative or surviving joint tenant. Our obligation to redeem the shares is subject to the following limitations:

         .    We will only redeem 500 shares per owner per year.

         . During the first 10 years, in any one year, we will only redeem upon to 69,000 shares.

         . During years 11 through 20, in any one year, we will only redeem up to 46,000 shares.

         .    After year 20, we will only redeem up to 23,000 shares per year.

         . The above yearly redemption limitations are cumulative. The difference, if any, between that year's redemption limitation and the amount actually redeemed in such year will be available for redemption in later years, subject to an overall redemption limitation of 69,000 shares per year.

         . We will redeem shares only four times each year subject to the following cumulative limitations:

                  March 15 - up to 17,500 shares;
                  June 15 - up to 34,500 shares;
                  September 15 - up to 51,750 shares; and
                  December 15 - up 69,000 shares.

         The Series C Preferred is listed for trading on the New York Stock Exchange.

                         FEDERAL INCOME TAX CONSEQUENCES

General

         The following summary of material federal income tax consequences that may be relevant to a holder of our securities is based on current law, is for general information only and is not intended as tax advice. The following discussion, which is not exhaustive of all possible tax consequences, does not include a detailed discussion of any state, local or foreign tax consequences. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective holder of our securities in light of his or her particular circumstances or to certain types of holders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States and persons holding securities as part of a conversion transaction, a hedging transaction or as a position in a straddle for tax purposes) who are subject to special treatment under the federal income tax laws.

         The statements in this discussion are based on current provisions of the Internal Revenue Code existing, temporary and currently proposed Treasury Regulations under the Internal Revenue Code, the legislative history of the Internal Revenue Code, existing administrative rulings and practices of the IRS and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this discussion with respect to transactions entered into or contemplated prior to the effective date of such changes. Any such change could apply retroactively to transactions preceding the date of the change. We do not plan to request any rulings from the IRS concerning our tax treatment and the statements in this discussion are not binding on the IRS or any court. Thus, we can provide no assurance that these statements will not be challenged by the IRS or that such challenge will not be sustained by a court.

         This discussion is not intended as a substitute for careful tax planning. Each prospective purchaser of securities is advised to consult with his or her own tax advisor regarding the specific tax consequences to him or her of the purchase, ownership and disposition of securities in an entity electing to be taxed as a REIT, including the federal, state, local, foreign and other tax consequences of such purchase, ownership, disposition and election, and of potential changes in applicable tax laws.

         We have elected to be treated as a REIT under Sections 856 through 860 of the Internal Revenue Code for federal income tax purposes commencing with our taxable year ended December 31, 1985. We believe that we have been organized and have operated in a manner that qualifies for taxation as a REIT under the Internal Revenue Code. We also believe that we will continue to operate in a manner that will preserve our status as a REIT. We cannot however, assure you that such requirements will be met in the future.

         We have received an opinion from Locke Liddell & Sapp LLP, our legal counsel, to the effect that we qualified as a REIT under the Internal Revenue Code for our taxable year ended December 31, 1985 and all years thereafter through our taxable year ended December 31, 2000, we have been organized and our manner of operation has been in conformity with the requirements for qualification and taxation as a REIT as of the date of this prospectus and that our proposed manner of operation and diversity of equity ownership should enable us to continue to satisfy the requirements for qualification as a REIT in calendar year 2001 if we operate in accordance with the methods of operations described herein including our representations concerning our intended method of operation. However, you should be aware that opinions of counsel are not binding on the IRS or on the courts, and, if the IRS were to challenge these conclusions, no assurance can be given that these conclusions would be sustained in court. The opinion of Locke Liddell & Sapp LLP is based on various assumptions as well as on certain representations made by us as to factual matters, including a factual representation letter provided by us. The rules governing REITs are highly technical and require ongoing compliance with a variety of tests that depend, among other things, on future operating results, asset diversification, distribution levels and diversity of stock ownership. Locke Liddell & Sapp LLP will not monitor our compliance with these requirements. While we expect to satisfy these tests, and will use our best efforts to do so, no assurance can be given that we will qualify as a REIT for any particular year, or that the applicable law will not change and adversely affect us and our shareholders. See "--Failure to Qualify as a REIT." The following is a summary of the material federal income tax considerations affecting us as a REIT and the holders of our securities. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, relevant rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code and these rules and regulations.

REIT Qualification

     We must be organized as an entity that would, if we do not maintain our REIT status, be taxable as a regular corporation. We cannot be a financial institution or an insurance company. We must be managed by one or more trust managers. Our taxable year must be the calendar year. Our beneficial ownership must be evidenced by transferable shares. Our capital shares must be held by at least 100 persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. Not more than 50% of the value of the shares of our capital shares may be held, directly or indirectly, applying the applicable constructive ownership rules of the Internal Revenue Code, by five or fewer individuals at any time during the last half of each of our taxable years. We must also meet certain other tests, described below, regarding the nature of our income and assets and the amount of our distributions.

     Our outstanding common shares are owned by a sufficient number of investors and in appropriate proportions to permit us to satisfy these share ownership requirements. To protect against violations of these share ownership requirements, our declaration of trust provides that no person is permitted to own, applying constructive ownership tests set forth in the Internal Revenue Code, more than 9.8% of our outstanding capital shares, unless the trust managers (including a majority of the independent trust managers) are provided evidence satisfactory to them in their sole discretion that our qualification as a REIT will not be jeopardized. In addition, our declaration of trust contains restrictions on transfers of capital shares, as well as provisions that automatically convert capital shares into excess securities to the extent that the ownership otherwise might jeopardize our REIT status. These restrictions, however may not ensure that we will, in all cases, be able to satisfy the share ownership requirements. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. However, if we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the 50% requirement described above, we will be treated as having met this requirement. See the section below entitled "--Failure to Qualify as a REIT."

     To monitor our compliance with the share ownership requirements, we are required to and we do maintain records disclosing the actual ownership of our capital shares. To do so, we will demand written statements each year from the record holders of certain percentages of shares in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand will be maintained as part of our records. Shareholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of the shares and certain other information.

         We currently satisfy, and expect to continue to satisfy, each of these requirements discussed above. We also currently satisfy, and expect to continue to satisfy, the requirements that are separately described below concerning the nature and amounts of our income and assets and the levels of required annual distributions.

         Sources of Gross Income. In order to qualify as a REIT for a particular year, we also must meet two tests governing the sources of our income - a 75% gross income test and a 95% gross income test. These tests are designed to ensure that a REIT derives its income principally from passive real estate investments. The Internal

Revenue Code allows a REIT to own and operate a number of its properties through wholly-owned subsidiaries which are "qualified REIT subsidiaries." The Internal Revenue Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income of the REIT.

         In the case of a REIT which is a partner in a partnership or any other entity such as a limited liability company that is treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership. Also, the REIT will be deemed to be entitled to its proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of
Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets and items of income of any partnership in which we own an interest are treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the income and asset tests described below.

     75% Gross Income Test. At least 75% of a REIT's gross income for each taxable year must be derived from specified classes of income that principally are real estate related. The permitted categories of principal importance to us are:

..    rents from real property;

..    interest on loans secured by real property;

..    gains from the sale of real property or loans secured by real property
     (excluding gain from the sale of property held primarily for sale to customers in the ordinary course of our business, referred to below as "dealer property");

..    income from the operation and gain from the sale of property acquired in connection with the foreclosure of a mortgage securing that property ("foreclosure property");

..    distributions on, or gain from the sale of, shares of other qualifying
     REITs;

..    abatements and refunds of real property taxes;

..    amounts received as consideration for entering into agreements to make loans secured by real property or to purchase or lease real property; and

..    "qualified temporary investment income" (described below).

         In evaluating our compliance with the 75% gross income test, as well as the 95% gross income test described below, gross income does not include gross income from "prohibited transactions." In general, a prohibited transaction is one involving a sale of dealer property, not including foreclosure property and not including certain dealer property we have held for at least four years.

         We expect that substantially all of our operating gross income will be considered rent from real property and interest income. Rent from real property is qualifying income for purposes of the gross income tests only if certain conditions are satisfied. Rent from real property includes charges for services customarily rendered to tenants, and rent attributable to personal property leased together with the real property so long as the personal property rent is not more than 15% of the total rent received or accrued under the lease for the taxable year. We do not expect to earn material amounts in these categories.

         Rent from real property generally does not include rent based on the income or profits derived from the property. However, rent based on a percentage of gross receipt or sales is permitted as rent from real property and we will have leases where rent is based on a percentage of gross receipt or sales. We generally do not intend to lease property and receive rentals based on the tenant's income or profit. Also excluded from "rents from real property" is rent received from a person or corporation in which we (or any of our 10% or greater owners) directly or indirectly through the constructive ownership rules contained in Section 318 and
Section 856(d)(5) of the Internal Revenue Code, own a 10% or greater interest.

         A third exclusion from qualifying rent income covers amounts received with respect to real property if we furnish services to the tenants or manage or operate the property, other than through an "independent contractor" from whom we do not derive any income or through a "taxable REIT subsidiary." A taxable REIT subsidiary is a corporation in which a REIT owns stock, directly or indirectly, and with respect to which the corporation and the REIT have made a joint election to treat the corporation as a taxable REIT subsidiary. The obligation to operate through an independent contractor or a taxable REIT subsidiary generally does not apply, however, if the services we provide are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered rendered primarily for the convenience of the tenant (applying standards that govern in evaluating whether rent from real property would be unrelated business taxable income when received by a tax-exempt owner of the property). Further, if the value of the non-customary service income with respect to a property, valued at no less than 150% of our direct cost of performing such services, is 1% or less of the total income derived from the property, then the provision of such non-customary services shall not prohibit the rental income (except the non-customary service income) from qualifying as "rents from real property."

         We believe that the only material services generally to be provided to tenants will be those usually or customarily rendered in connection with the rental of space for occupancy only. We do not intend to provide services that might be considered rendered primarily for the convenience of the tenants, such as hotel, health care or extensive recreational or social services. Consequently, we believe that substantially all of our rental income will be qualifying income under the gross income tests, and that our provision of services will not cause the rental income to fail to be included under that test.

         Upon the ultimate sale of our properties, any gains realized also are expected to constitute qualifying income, as gain from the sale of real property (not involving a prohibited transaction).

         95% Gross Income Test. In addition to earning 75% of our gross income from the sources listed above, 95% of our gross income for each taxable year must come either from those sources, or from dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute dealer property. This test permits a REIT to earn a significant portion of its income from traditional "passive" investment sources that are not necessarily real estate related. The term "interest" (under both the 75% and 95% tests) does not include amounts that are based on the income or profits of any person, unless the computation is based only on a fixed percentage of receipts or sales.

         Failing the 75% or 95% Tests; Reasonable Cause. As a result of the 75% and 95% tests, REITs generally are not permitted to earn more than 5% of their gross income from active sources, including brokerage commissions or other fees for services rendered. We may receive certain types of that income. This type of income will not qualify for the 75% test or 95% test but is not expected to be significant and that income, together with other nonqualifying income, is expected to be at all times less than 5% of our annual gross income. While we do not anticipate that we will earn substantial amounts of nonqualifying income, if nonqualifying income exceeds 5% of our gross income, we could lose our status as a REIT. We may establish taxable REIT subsidiaries to hold assets generating non-qualifying income. The gross income generated by these subsidiaries would not be included in our gross income. However, dividends we receive from these subsidiaries would be included in our gross income and qualify for the 95% income test.

         If we fail to meet either the 75% or 95% income tests during a taxable year, we may still qualify as a REIT for that year if (1) we report the source and nature of each item of our gross income in our federal income tax return for that year, (2) the inclusion of any incorrect information in our return is not due to fraud with intent to evade tax, and (3) the failure to meet the tests is due to reasonable cause and not to willful neglect. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of this relief provision. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive causes us to exceed the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed below, even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our non-qualifying income. We would be subject to a 100% tax based on the greater of the amount by which we fail either the 75% or 95% income tests for that year. See "-- Taxation as a REIT" on page 26.

         Prohibited Transaction Income. Any gain that we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including our share of any such gain realized by any subsidiary partnerships), will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our and our subsidiary partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning properties, and to make occasional sales of the properties as are consistent with their investment objectives. The IRS may contend, however, that one or more of these sales is subject to the 100% penalty tax.

         Character of Assets Owned. At the close of each calendar quarter of our taxable year, we also must meet three tests concerning the nature of our investments. First, at least 75% of the value of our total assets generally must consist of real estate assets, cash, cash items (including receivables) and government securities. For this purpose, "real estate assets" include interests in real property, interests in loans secured by mortgages on real property or by certain interests in real property, shares in other REITs and certain options, but excluding mineral, oil or gas royalty interests. The temporary investment of new capital in debt instruments also qualifies under this 75% asset test, but only for the one-year period beginning on the date we receive the new capital. Second, although the balance of our assets generally may be invested without restriction, other than certain debt securities, we will not be permitted to own
(1) securities of any one non-governmental issuer that represent more than 5% of the value of our total assets, (2) securities possessing more than 10% of the voting power of the outstanding securities of any single issuer or (3) securities having a value of more than 10% of the total value of the outstanding securities of any one issuer. A REIT, however, may own 100% of the stock of a qualified REIT subsidiary, in which case the assets, liabilities and items of income, deduction and credit of the subsidiary are treated as those of the REIT. A REIT may also own more than 10% of the voting power or value of a taxable REIT subsidiary. Third, not more than 20% of the value of a REIT's total assets may be represented by securities of one or more taxable REIT subsidiaries. In evaluating a REIT's assets, if the REIT invests in a partnership, it is deemed to own its proportionate share of the assets of the partnership.

         After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to take such action within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

         Annual Distributions to Shareholders. To maintain our REIT status, we generally must distribute as a dividend to our shareholders in each taxable year at least 90% of our net ordinary income. Capital gain is not required to be distributed. More precisely, we must distribute an amount equal to (1) 90% of the sum of (a) our "REIT Taxable Income" before deduction of dividends paid and excluding any net capital gain and (b) any net income from foreclosure property less the tax on such income, minus (2) certain limited categories of "excess noncash income," including, income attributable to leveled stepped rents, cancellation of indebtedness and original issue discount income. REIT Taxable Income is defined to be the taxable income of the REIT, computed as if it were an ordinary corporation, with certain modifications. For example, the deduction for dividends paid is allowed, but neither net income from foreclosure property, nor net income from prohibited transactions, is included. In addition, the REIT may carry over, but not carry back, a net operating loss for 20 years following the year in which it was incurred.

         A REIT may satisfy the 90% distribution test with dividends paid during the taxable year and with certain dividends paid after the end of the taxable year. Dividends paid in January that were declared during the last

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calendar quarter of the prior year and were payable to shareholders of record on a date during the last calendar quarter of that prior year are treated as paid on December 31 of the prior year. Other dividends declared before the due date of our tax return for the taxable year, including extensions, also will be treated as paid in the prior year if they are paid (1) within 12 months of the end of that taxable year and (2) no later than our next regular distribution payment. Dividends that are paid after the close of a taxable year that do not qualify under the rule governing payments made in January (described above) will be taxable to the shareholders in the year paid, even though we may take them into account for a prior year. A nondeductible excise tax equal to 4% will be imposed for each calendar year to the extent that dividends declared and distributed or deemed distributed on or before December 31 are less than the sum of (a) 85% of our "ordinary income" plus (b) 95% of our capital gain net income plus (c) any undistributed income from prior periods.

         To be entitled to a dividends paid deduction, the amount distributed by a REIT must not be preferential. For example, every shareholder of the class of shares to which a distribution is made must be treated the same as every other shareholder of that class, and no class of shares may be treated otherwise than in accordance with its dividend rights as a class.

         We will be taxed at regular corporate rates to the extent that we retain any portion of our taxable income. For example, if we distribute only the required 90% of our taxable income, we would be taxed on the retained 10%. Under certain circumstances we may not have sufficient cash or other liquid assets to meet the distribution requirement. This could arise because of competing demands for our funds, or due to timing differences between tax reporting and cash receipts and disbursements (i.e., income may have to be reported before cash is received, or expenses may have to be paid before a deduction is allowed). Although we do not anticipate any difficulty in meeting this requirement, no assurance can be given that necessary funds will be available. In the event these circumstances do occur, then in order to meet the 90% distribution requirement, we may cause our operating partnership to arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends.

         If we fail to meet the 90% distribution requirement because of an adjustment to our taxable income by the IRS, we may be able to cure the failure retroactively by paying a "deficiency dividend," as well as applicable interest and penalties, within a specified period.

Taxation as a REIT

         As a REIT, we generally will not be subject to corporate income tax to the extent we currently distribute our REIT taxable income to our shareholders. This treatment effectively eliminates the "double taxation" imposed on investments in most corporations. Double taxation refers to taxation that occurs once at the corporate level when income is earned and once again at the shareholder level when such income is distributed. We generally will be taxed only on the portion of our taxable income that we retain, which will include any undistributed net capital gain, because we will be entitled to a deduction for dividends paid to shareholders during the taxable year. A dividends paid deduction is not available for dividends that are considered preferential within any given class of shares or as between classes except to the extent that class is entitled to a preference. We do not anticipate that we will pay any of those preferential dividends. Because excess shares will represent a separate class of outstanding shares, the fact that those shares will not be entitled to dividends should not adversely affect our ability to deduct our dividend payments.

     Even as a REIT, we will be subject to tax in certain circumstances as follows:

         . we would be subject to tax on any income or gain from foreclosure property at the highest corporate rate (currently 35%). Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property;

         . a confiscatory tax of 100% applies to any net income from prohibited transactions which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business;

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

         . if we fail to meet either the 75% or 95% source of income tests described above, but still qualify for REIT status under the reasonable cause exception to those tests, a 100% tax would be imposed equal to the amount obtained by multiplying (a) the greater of the amount, if any, by which it failed either the 75% income test or the 95% income test, times (b) a fraction intended to reflect our profitability;

         . we will be subject to the alternative minimum tax on items of tax preference, excluding items specifically allocable to our shareholders;

         . if we should fail to distribute with respect to each calendar year at least the sum of (a) 85% of our REIT ordinary income for that year, (b) 95% of our REIT capital gain net income for that year, and
            (c) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed;

         . under temporary regulations, we also may be taxed at the highest regular corporate tax rate on any built-in gain attributable to assets that we acquire in certain tax-free corporate transactions, to the extent the gain is recognized during the first ten years after we acquire those assets. Built-in gain is the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the beginning of the ten-year recognition period. The results described in this paragraph with respect to the recognition of built-in gain assume that we will make an election pursuant to the temporary regulations; and

         . we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

         As a result of recent legislation, a tax is imposed on a REIT equal to 100% of redetermined rents, redetermined deductions and excess interest. Redetermined rents are generally rents from real property which would otherwise be reduced on distribution, apportionment or allocation to clearly reflect income as a result of services furnished or rendered by a taxable REIT subsidiary to tenants of the REIT. There are a number of exceptions with regard to redetermined rents, which are summarized below.

         . Redetermined rents do not include amounts received directly or indirectly by a REIT for customary services.

         . Redetermined rents do not include de minimis payments received by the REIT with respect to non-customary services rendered to the tenants of a property owned by the REIT that do not exceed 1% of all amounts received by the REIT with respect to the property.

         . The redetermined rent provisions do not apply with respect to any services rendered by a taxable REIT subsidiary to the tenants of the REIT, as long as the taxable REIT subsidiary renders a significant amount of similar services to persons other than the REIT and to tenants who are unrelated to the REIT or the taxable REIT subsidiary or the REIT tenants, and the charge for these services is substantially comparable to the charge for similar services rendered to such unrelated persons.

         . The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to a tenant of a REIT if the rents paid by tenants leasing at least 25% of the net leasable space in the REIT's property who are not receiving such services are substantially comparable to the rents paid by tenants leasing comparable space who are receiving the services and the charge for the services is separately stated.

         . The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to tenants of a REIT if the gross income of the taxable REIT subsidiary from these services is at least 150% of the taxable REIT subsidiary's direct cost of rendering the service.

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

         . The Secretary of the Treasury has the power to waive the tax that would otherwise be imposed on redetermined rents if the REIT establishes to the satisfaction of the Secretary that rents charged to tenants were established on an arm's length basis even though a taxable REIT subsidiary provided services to the tenants.

         Redetermined deductions are deductions, other than redetermined rents, of a taxable REIT subsidiary if the amount of these deductions would be decreased on distribution, apportionment or allocation to clearly reflect income between the taxable REIT subsidiary and the REIT. Excess interest means any deductions for interest payments made by a taxable REIT subsidiary to the REIT to the extent that the interest payments exceed a commercially reasonable rate of interest.

Failure to Qualify as a REIT

         For any taxable year in which we fail to qualify as a REIT and certain relief provisions do not apply, we would be taxed at regular corporate rates, including alternative minimum tax rates on all of our taxable income. Distributions to our shareholders would not be deductible in computing that taxable income, and distributions would no longer be required to be made. Any corporate level taxes generally would reduce the amount of cash available for distribution to our shareholders and, because the shareholders would continue to be taxed on the distributions they receive, the net after tax yield to the shareholders from their investment likely would be reduced substantially. As a result, failure to qualify as a REIT during any taxable year could have a material adverse effect on an investment in our common shares. If we lose our REIT status, unless certain relief provisions apply, we would not be eligible to elect REIT status again until the fifth taxable year which begins after the taxable year during which our election was terminated. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Taxation of Taxable U.S. Shareholders

         Except as discussed below, distributions generally will be taxable to taxable U.S. shareholders as ordinary income to the extent of our current or accumulated earnings and profits. We may generate cash in excess of our net earnings. If we distribute cash to shareholders in excess of our current and accumulated capital earnings and profits (other than as a capital gain dividend), the excess cash will be deemed to be a return of capital to each shareholder to the extent of the adjusted tax basis of the shareholder's shares. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the shares. A shareholder who has received a distribution in excess of current and our accumulated earnings and profits may, upon the sale of the shares, realize a higher taxable gain or a smaller loss because the basis of the shares as reduced will be used for purposes of computing the amount of the gain or loss. Distributions we make, whether characterized as ordinary income or as capital gains, are not eligible for the dividends received deduction for corporations. For purposes of determining whether distributions to holders of common shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to the outstanding preferred shares, if any, and then to the common shares.

         Dividends we declare in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months shall be treated as both paid by us and received by the shareholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

         Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. shareholders as gains from the sale or disposition of a capital asset to the extent that they do not exceed our actual net capital gain for the taxable year. Depending on the period of time the tax characteristics of the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. shareholders at a 20% or 25% rate. U.S. shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

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                  We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a U.S. shareholder generally would:

..    include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

..    be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. shareholder's long-term capital gains;

..    receive a credit or refund for the amount of tax deemed paid by it;

..    increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

..    in the case of a U.S. shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

                  Distributions we make and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as income from a passive activity, within the meaning of Section 469 of the Internal Revenue Code, since income from a passive activity generally does not include dividends and gain attributable to the disposition of property that produces dividends. As a result, U.S. shareholders subject to the passive activity rules will generally be unable to apply any "passive losses" against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, will be treated as investment income if a shareholder so elects, in which case the capital gain is taxed at ordinary income rates.

         Generally, gain or loss realized by a shareholder upon the sale of shares will be reportable as capital gain or loss. If a shareholder receives a long-term capital gain dividend from us and has held the shares for six months or less, any loss incurred on the sale or exchange of the shares is treated as a long-term capital loss to the extent of the corresponding long-term capital gain dividend received.

         In any year in which we fail to qualify as a REIT, the shareholders generally will continue to be treated in the same fashion described above, except that none of our dividends will be eligible for treatment as capital gains dividends, corporate shareholders will qualify for the dividends received deduction and the shareholders will not be required to report any share of our tax preference items.

Backup Withholding

         We will report to our shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. If a shareholder is subject to backup withholding, we will be required to deduct and withhold from any dividends payable to that shareholder a tax of 31%. These rules may apply (1) when a shareholder fails to supply a correct taxpayer identification number, (2) when the IRS notifies us that the shareholder is subject to the rules or has furnished an incorrect taxpayer identification number, or (3) in the case of corporations or others within certain exempt categories, when they fail to demonstrate that fact when required. A shareholder that does not provide a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld as backup withholding may be credited against the shareholder's federal income tax liability. We also may be required to withhold a portion of capital gain distributions made to shareholders who fail to certify their non-foreign status.

         The United States Treasury has recently issued final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and clarify reliance standards. The

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

final regulations are generally effective for payments made on or after January 1, 2001, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning the adoption of the final regulations and the potential effect on their ownership of common shares.

Taxation of Tax-Exempt Entities

         In general, a tax-exempt entity that is a shareholder will not be subject to tax on distributions or gain realized on the sale of shares. A tax-exempt entity may be subject to unrelated business taxable income, however, to the extent that it has financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code. In determining the number of shareholders a REIT has for purposes of the "50% test" described above under "--REIT Qualification," generally, any shares held by tax-exempt employees' pension and profit sharing trusts which qualify under
Section 401(a) of the Internal Revenue Code and are exempt from tax under
Section 501(a) of the Internal Revenue Code ("qualified trusts") will be treated as held directly by its beneficiaries in proportion to their interests in the trust and will not be treated as held by the trust.

         A qualified trust owning more than 10% of a REIT may be required to treat a percentage of dividends from the REIT as UBTI. The percentage is determined by dividing the REIT's gross income (less direct expenses related thereto) derived from an unrelated trade or business for the year (determined as if the REIT were a qualified trust) by the gross income of the REIT for the year in which the dividends are paid. However, if this percentage is less than 5%, dividends are not treated as UBTI. These UBTI rules apply only if the REIT qualifies as a REIT because of the "look-thru" rule with respect to the 50% test discussed above and if the trust is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if at least one pension trust owns more than 25% of the value of the REIT or a group of pension trusts each owning more than 10% of the value of the REIT collectively own more than 50% of the value of the REIT. We do not currently meet either of these requirements.

         For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our capital stock will constitute UBTI unless the organization is able to deduct an amount properly set aside or placed in reserve for certain purposes so as to offset the UBTI generated by the investment in our capital stock. These prospective investors should consult their own tax advisors concerning the "set aside" and reserve requirements.

Taxation of Foreign Investors

         The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in common shares, including any reporting requirements, as well as the tax treatment of such an investment under the laws of their home country.

         Dividends that are not attributable to gain from any sales or exchanges we make of United States real property interests and which we do not designate as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Those dividends ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the common shares is treated as effectively connected with the non-U.S. shareholder's conduct of a United States trade or business, the non-U.S. shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to those dividends, and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation. For withholding tax purposes, we are currently required to treat all distributions as if made out of our current and accumulated earnings and profits and thus we intend to withhold at the rate of 30%, or a reduced treaty rate if applicable, on the amount of any distribution (other than distributions designated as capital gain dividends) made to a non-U.S. shareholder unless (1) the non-U.S. shareholder files on IRS Form W-8BEN claiming that a lower treaty rate applies or (2) the non-U.S. shareholder files an IRS Form W-8ECI claiming that the dividend is effectively connected income.

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         Under the final regulations, generally effective for distributions on or after January 1, 2001, we would not be required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits. Dividends in excess of our current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of those shares. To the extent that those dividends exceed the adjusted basis of a non-U.S. shareholder's shares, they will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If it cannot be determined at the time a dividend is paid whether or not a dividend will be in excess of current and accumulated earnings and profits, the dividend will be subject to such withholding. We do not intend to make quarterly estimates of that portion of dividends that are in excess of earnings and profits, and, as a result, all dividends will be subject to such withholding. However, the non-U.S. shareholder may seek a refund of those amounts from the IRS.

         For any year in which we qualify as a REIT, distributions that are attributable to gain from our sales or exchanges of United States real property interests will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, commonly known as "FIRPTA." Under FIRPTA, those dividends are taxed to a non-U.S. shareholder as if the gain were effectively connected with a United States business. Non-U.S. shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, dividends subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. shareholder not entitled to treaty exemption. We are required by the Code and applicable Treasury Regulations to withhold 35% of any dividend that could be designated as a capital gain dividend. This amount is creditable against the non-U.S. shareholder's FIRPTA tax liability.

         Gain recognized by a non-U.S. shareholder upon a sale of shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. It is currently anticipated that we will be a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under FIRPTA. Because the common shares will be publicly traded, however, no assurance can be given that we will remain a "domestically controlled REIT." However, gain not subject to FIRPTA will be taxable to a non-U.S. shareholder if (1) investment in the common shares is effectively connected with the non-U.S. shareholder's United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to that gain, and may also be subject to the 30% branch profits tax in the case of a corporate non-U.S. shareholder, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% withholding tax on the individual's capital gains. If we were not a domestically controlled REIT, whether or not a non-U.S. shareholder's sale of shares would be subject to tax under FIRPTA would depend on whether or not the common shares were regularly traded on an established securities market (such as the NYSE) and on the size of selling non-U.S. shareholder's interest in our capital shares. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to that gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser of our common shares may be required to withhold 10% of the gross purchase price.

State and Local Taxes

         We, and our shareholders, may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our capital shares.

                              PLAN OF DISTRIBUTION

         We may offer securities directly or through underwriters, dealers or agents. The prospectus supplement will identify those underwriters, dealers or agents and will describe the plan of distribution, including commissions to be

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paid. If we do not name a firm in the prospectus supplement, the firm may not directly or indirectly participate in any underwriting of those securities, although it may participate in the distribution of securities under circumstances entitling it to a dealer's allowance or agent's commission. Any underwriting agreement will entitle the underwriters to indemnification against designated civil liabilities under the federal securities laws and other laws. The underwriters' obligations to purchase securities will be subject to compliance with specific conditions and generally will require them to purchase all of the securities if any are purchased.

         Unless otherwise noted in the prospectus supplement, the securities will be offered by the underwriters, if any, when, as and if issued by us, delivered to and accepted by the underwriters and subject to their right to reject orders in whole or in part.

         We may sell securities to dealers, as principals. Those dealers then may resell the securities to the public at varying prices set by those dealers from time to time. We may also offer securities through agents. Agents generally act on a "best efforts" basis during their appointment, meaning that they are not obligated to purchase securities. Dealers and agents may be entitled to indemnification as underwriters by us against designated liabilities under the federal securities laws and other laws.

         An underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with securities laws. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bidders to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. The underwriters may engage in these activities on any exchange or other market in which the securities may be traded. If commenced, the underwriters may discontinue these activities at any time.

         Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for, us and our subsidiaries in the ordinary course of business.

         The prospectus supplement or pricing supplement, as applicable, will set forth the anticipated delivery date of the securities being sold at that time.

                                  LEGAL MATTERS

         Unless otherwise noted in a prospectus supplement, Locke Liddell & Sapp LLP, Dallas, Texas, will pass on the legality of the securities offered through this prospectus and certain tax matters. Counsel for any underwriters or agents will be noted in the applicable prospectus supplement.

                                     EXPERTS

         The financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. In addition, you may read and copy our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our website address is http://www.weingarten.com.

         This prospectus is only part of a registration statement we filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules to the registration statement that we have excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or document. You may inspect or obtain a copy of the registration statement, including exhibits and schedules, as described in the previous paragraph.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and the information we file later with the SEC will automatically update and supersede this information.

         We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

         . Annual Report on Form 10-K/A for the year ended December 31, 2000 (File No. 001-09876).

         . Quarterly Report on Form 10-Q/A-2 for the quarter ended March 31, 2001 (File No. 001-09876).

         . Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2001 (File No. 001-09876).

         . The description of our common shares of beneficial interest contained in our registration statement on Form 8-B filed March 17, 1988 (File No. 001-09876).

         . The description of our 7.44% Series A Cumulative Redeemable Preferred Shares contained in our registration statement on Form 8-A filed February 23, 1998 (File No. 001-09876).

         . The description of our 7.00% Series C Cumulative Redeemable Preferred Shares contained in our registration statement on Form 8-A filed January 19, 1999 (File No. 001-09876).

         .  Current Report on Form 8-K filed January 22, 2001 (File No.
            001-09876).

         .  Current Report on Form 8-K filed March 22, 2001 (File No.
            001-09876).

         .  Current Report on Form 8-K filed April 16, 2001 (File No.
            001-09876).

         .  Current Report on Form 8-K filed April 26, 2001 (File No.
            001-09876).

         .  Current Report on Form 8-K/A filed April 30, 2001 (File No.
            001-09876).

         .  Current Report on Form 8-K filed May 4, 2001 (File No. 001-09876).

         .  Current Report on Form 8-K/A filed June 18, 2001 (File No.
            001-09876).

         .  Current Report on Form 8-K/A filed June 21, 2001 (File No.
            001-09876).

         .  Current Report on Form 8-K filed August 13, 2001 (File No.
            001-09876).

         .  Current Report on Form 8-K filed October 29, 2001 (File No.
            001-09876).

         . Current Report on Form 8-K/A filed October 29, 2001 (File No. 001-09876).

         You may request copies of these filings at no cost by writing or telephoning our Investor Relations Department at the following address and telephone number:

                           Weingarten Realty Investors
                            2600 Citadel Plaza Drive
                                    Suite 300
                              Houston, Texas 77008
                                 (713) 866-6000

===============================================================================

         No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the depositary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is current only as of its date.


                                 _______________

                                TABLE OF CONTENTS

                    Prospectus Supplement                              Page
                                                                       ----

The Company .....................................................      S-2
Use of Proceeds .................................................      S-2
Description of Series D Preferred Shares
     and Depositary Shares ......................................      S-2
Certain Federal Income Tax Considerations .......................      S-5
Underwriting ....................................................      S-8
Legal Matters ...................................................      S-9
Experts .........................................................      S-9


                                   Prospectus

Cautionary Statement Concerning
     Forward-Looking Statements .................................        1
About this Prospectus ...........................................        1
The Company .....................................................        1
Use of Proceeds .................................................        1
Ratios of Earnings to Combined Fixed Charges
     and Preferred Share Dividends ..............................        2
Description of Debt Securities
     and Convertible Debt Securities ............................        2
Description of Capital Shares ...................................        9
Description of Securities Warrants ..............................       18
Description of Other Classes of Outstanding Shares ..............       19
Federal Income Tax Consequences .................................       21
Plan of Distribution ............................................       31
Legal Matters ...................................................       32
Experts .........................................................       32
Where You Can Find More Information .............................       33
Incorporation of Documents by Reference .........................       34

                                3,000,000 Shares


                                Weingarten Realty
                                    Investors


                                Depositary Shares
                      Each Representing 1/30 of a Share of
              ___% Series D Cumulative Redeemable Preferred Shares



                                 ---------------


                              PROSPECTUS SUPPLEMENT

                                 _______________

                               Wachovia Securities

                              Goldman, Sachs & Co.

                             Legg Mason Wood Walker
                                  Incorporated


                            McDonald Investments Inc.

                              Salomon Smith Barney



                               _____________, 2003





===============================================================================